Exhibit 99.28

Notice to U.S. Investors

This business combination is made for the securities of a foreign company.  The business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the business combination, such as in open market or privately negotiated purchases.

EXTRAORDINARY MEETING OF SHAREHOLDERS OF MEDIASET S.P.A. TO BE HELD ON

4 SEPTEMBER 2019

QUESTIONS AND ANSWERS

THE MERGER

INDEX OF QUESTIONS AND ANSWERS

A.	GENERAL

B.	PURPOSE

C.	EXCHANGE RATIOS

D.	WITHDRAWAL RIGHT

E.	SPECIAL VOTING SHARES

F.	LISTING AND TRADING

G.	TAX AND ACCOUNTING

H.	CORPORATE GOVERNANCE OF MFE - MEDIAFOREUROPE N.V.

I.	ADDITIONAL TRANSACTION FEATURES

The following “Questions and answers” have been prepared by Mediaset in accordance with Article 127-ter, paragraph 2, of the Italian Legislative Decree No. 58/1998 (TUF). Consequently, no answer will be given to questions raised by shareholders, insofar as the relevant answers are already given in the present document.

A.   GENERAL

A.1

What is the merger?

The merger entails the cross-border merger of Mediaset S.p.A. (Mediaset) and Mediaset España Comunicación S.A. (Mediaset España) with and into Mediaset Investment N.V. (DutchCo), a wholly-owned direct subsidiary of Mediaset (the Merger).

DutchCo, Mediaset and Mediaset España (jointly referred to as the Companies or the Merging Companies) belong to the Mediaset group (the Group). In particular, (i) DutchCo is a wholly-owned direct subsidiary of Mediaset and (ii) Mediaset España is a direct subsidiary of Mediaset, which currently owns shares representing approximately 51.63% of Mediaset España’s share capital (and 53.98% of the voting rights, taking into account the treasury shares currently held by Mediaset España). Upon completion of the Merger, Mediaset and Mediaset España will cease to exist as standalone entities, and DutchCo — which will be renamed “MFE - MEDIAFOREUROPE N.V.” (MFE) — will acquire all assets and assume all liabilities and other legal relationships of Mediaset and Mediaset España.

The Merger is part of a single and broader transaction (the Transaction) which also envisages the following reorganizations, aimed at maintaining the activities of Mediaset and Mediaset España, respectively, in Italy and Spain, to be completed prior to the effectiveness of the Merger: (i) the incorporation of an Italian wholly-owned direct subsidiary of Mediaset (NewCo Italia); (ii) the transfer by Mediaset to NewCo Italia, by means of a contribution in-kind regulated by the Italian civil code, of substantially all of its business and certain shareholdings (the Mediaset Reorganization); and (iii) the segregation (segregación) by Mediaset España, pursuant to Spanish law, of all its assets and liabilities, including its shareholdings in other companies, to Grupo Audiovisual Mediaset España Comunicación, S.A. (GA Mediaset) — a Spanish wholly-owned direct subsidiary of Mediaset España — in exchange for the allotment to Mediaset España of all the new shares in GA Mediaset that will be issued on the occasion of its share capital increase triggered by the segregation (the Mediaset España Segregation and, together with the Mediaset Reorganization, the Preliminary Reorganizations).

The completion of the Preliminary Reorganizations is a condition precedent to the Merger.

In addition, simultaneously to the Merger, all of Mediaset España’s assets and liabilities transferred to DutchCo by virtue of the Merger — namely the GA Mediaset shares — will be allocated to a branch (sucursal) of DutchCo located in Spain and registered with the Commercial Register of Madrid (the Spanish Branch). The Spanish Branch is required in order to apply to the Merger the tax neutrality regime foreseen under Spanish law.

A.2	How will the structure of the Mediaset group change upon completion of the Transaction? The current structure of the Group is represented below.

The structure of the Group after completion of the Preliminary Reorganizations, but prior to the completion of the Merger, is represented below.

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The structure of the Group after completion of the Merger is represented below.

A.3

What are the main features of the envisaged Transaction?

•                  Purpose: combination of Mediaset and Mediaset España to create a pan-European media and entertainment group, with a leading position in its local markets and greater scale to compete and potential to expand further in specific countries across Europe.

•                  Structure: Mediaset and Mediaset España will be merged with and into DutchCo and will cease to exist as standalone entities. DutchCo will acquire all assets and assume all liabilities and other legal relationships of Mediaset and Mediaset España.

Upon completion of the Merger:

(i)             each Mediaset shareholder, including the depositary bank under the Mediaset American Depositary Receipts (ADRs) program, will receive 1 ordinary share of DutchCo (DutchCo Ordinary Shares) for each Mediaset share held;

(ii)          each holder of ADRs representing Mediaset shares will receive such number of DutchCo ADRs representing ordinary shares of DutchCo as results from the exchange ratio set out in paragraph (i) above; and

(iii) each Mediaset España shareholder (other than Mediaset, as the shares held by Mediaset in Mediaset España will be cancelled by operation of law) will receive 2.33 ordinary shares of DutchCo for each Mediaset España share held.

No fractional DutchCo Ordinary Shares shall be allotted to any holder of shares of the absorbed companies (i.e., Mediaset and Mediaset España).

•                  Loyalty program: introduction of a loyalty voting structure to reward long-term ownership and foster the stability of the shareholder base.

•                  Listing: DutchCo Ordinary Shares will be listed for trading on the Mercato Telematico Azionario, organized and managed by Borsa Italiana S.p.A. (the Mercato Telematico Azionario) and will also be listed on the Spanish stock exchanges of Barcelona, Bilbao, Madrid and Valencia, organized and managed by their respective managing companies of the stock exchanges (sociedades rectoras de las bolsas de valores) (the Spanish Stock Exchanges), for trading through the automated quotation system of the Spanish Stock Exchanges (Sistema de Interconexión Bursátil Español — the SIBE), organized and managed by Sociedad de Bolsas, S.A.U.

•                  Preliminary Reorganizations: in the context of the Merger, the Preliminary

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Reorganizations are envisaged in order to maintain all the operations and business activities of Mediaset and Mediaset España, respectively, in Italy and Spain.

Therefore, before completion of the Merger, Mediaset and Mediaset España will not have relevant business activities (save for certain financial activities that will remain in Mediaset and will be transferred to DutchCo upon effectiveness of the Merger).

•                  Withdrawal rights: Mediaset shareholders who do not participate in the adoption of the resolution on the Merger, as well as Mediaset España who vote against the Merger, will be entitled to exercise their withdrawal rights. Further information on the withdrawal rights is included in Section D.

A.4	When are the Merger and the Transaction expected to be completed?

The Merger (and, consequently, the Transaction) are currently expected to be completed by the fourth quarter of 2019, subject, however, to the satisfaction of certain conditions precedent, several of which are not under the control of the Merging Companies.

A.5	Why re-domiciling the company in the Netherlands and not in Italy or Spain?

Re-domiciling is necessary to accomplish the Group’s strategic objectives. The incorporation of a new holding company in the Netherlands — which represents the perfect and neutral ground for such an ambitious project (as proven by other companies that have adopted the same structure) — constitutes an important step in the development of a fully-integrated media powerhouse, which would become a leader in linear and non-linear entertainment, leveraging tech and data to compete on an equal footing in the evolving media space.

Besides, the European law permits cross-border mergers between European companies in a manner similar to a domestic merger.

Furthermore:

• a re-domiciliation in the Netherlands enhances Mediaset global profile and stresses the international diversification of the business and the shareholder base;

• a large number of industrial groups have historically chosen the Netherlands for their holding companies, on the basis of its favourable and international corporate environment; and

• neither Italian law nor Spanish law permit to implement the mechanism to reward long-term shareholders envisaged in the context of the Transaction.

A.6	Will there be any change regarding Italian operations and commitment to Italy?

Mediaset is not leaving Italy. Only the holding company resulting from the Mediaset Reorganization will be moved to the Netherlands, while Italian operations will remain in Italy.

In this regard, it is worth recalling that, before completion of the Merger, the Mediaset Reorganization will be consummated, whereby Mediaset will transfer substantially all of its business to NewCo Italia: therefore, all the operating activities will remain in Italy and NewCo Italia will be allowed to continue operating the business of Mediaset, once the Transaction is completed, within the same legal and business framework as the one regulated by the laws currently applicable to the activities of Mediaset.

Many of the reasons to be incorporated in the Netherlands are related to corporate law and this decision should not be interpreted as an intention to scale down Mediaset’s presence in Italy.

Upon effectiveness of the Merger, no meaningful variations in the relationships of Mediaset with its employees, suppliers, and regulatory and tax authorities are envisaged.

A.7	Will the Transaction determine changes in the Group’s business strategy?

The Transaction is aimed at creating a pan-European media and entertainment group. Combined sustainable capital structure and strong cash flow generation profile provide MFE with the required firepower to play a pivotal role in the context of a possible future consolidation scenario in the European video media industry.

In the context of the current constantly developing competitive landscape, internationalization,

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economies of scale and ability to offer tech enabled products and quality content are becoming the key critical factors in the profitable execution of modern media company strategies.

Scale and international footprint will create opportunities that cannot be seized today due to the local focus and dimension and ample resources to invest in core business areas.

A different size and operational model can generate significant cost efficiencies, savings and opportunities. In this respect, the boards of directors of Mediaset and Mediaset España believe that the Transaction would allow the achievement of significant cost efficiencies and savings.

A.8	How will the capitalization of Mediaset change?

As at the date hereof, the share capital of Mediaset amounts to Euro 614,238,333.28, divided into No. 1,181,227,564 ordinary shares, each having a nominal value of Euro 0.52.

If the participation of Mediaset in Mediaset España remained unaltered, and provided that the number of treasury shares held at the date of approval of the common merger plan (i.e., 7 June 2019) by Mediaset (No. 44,071,568) and by Mediaset España (No. 14,269,073) is maintained as treasury shares and therefore such shares were cancelled upon effectiveness of the Merger, DutchCo would issue No. 1,472,925,998 DutchCo Ordinary Shares, with a nominal value of Euro 0.01 per share, resulting in a total nominal value of Euro 14,729,259.98.

The exact amount of the share capital increase will depend on (i) the number of treasury shares of Mediaset and Mediaset España held at the effective date of the Merger, and (ii) the shareholding of either of the absorbed companies (i.e., Mediaset and Mediaset España) in the other absorbed company at the effective date of the Merger.

Upon completion of the Merger, the authorized share capital of MFE will amount to Euro 240,000,000.00, divided into 1,500,000,000 DutchCo Ordinary Shares (each having a nominal value of Euro 0.01), 1,500,000,000 Special Voting Shares A (each having a nominal value of Euro 0.02), No. 1,500,000,000 Special Voting Shares B (each having a nominal value of Euro 0.04) and 1,500,000,000 Special Voting Shares C (each having a nominal value of Euro 0.09).

It is expected that, prior to the effective date of the Merger, the board of directors of DutchCo will be authorized by the shareholders’ meeting to make share capital increases.

A.9	What are the conditions precedent to the closing of the Merger?

The completion of the Merger is subject to the satisfaction of the following conditions precedent:

(i) the Preliminary Reorganizations shall have been consummated; for which purposes, among others, the required regulatory authorizations shall have been obtained;

(ii)        the DutchCo Ordinary Shares, which are to be issued and allotted to Mediaset and Mediaset España shareholders upon effectiveness of the Merger, shall have been admitted to listing on the Mercato Telematico Azionario and the decision to admit to trading shall have been released. The admission will be conditional upon the obtaining of the necessary authorizations by the Dutch supervisory authority (Autoriteit Financiële Markten — the AFM) and/or other competent authorities;

(iii)     no governmental entity of a competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order which prohibits the consummation of the Transaction or makes it void or extremely burdensome;

(iv)    the amount of cash, if any, to be paid by Mediaset and Mediaset España to (a) Mediaset and Mediaset España shareholders exercising their withdrawal right in relation to the Merger under Article 2437-quater of the Italian civil code and under Article 62 of Spanish Law 3/2009 of 3 April on structural modifications to business companies (the LME) and other applicable Spanish regulations, respectively, and/or to (b) creditors of Mediaset and of Mediaset España exercising their right of opposition to the Merger according to applicable law (or alternatively, to financial entities for purposes of sufficiently guaranteeing the credits of such creditors of Mediaset and of Mediaset España) (Amount of Withdrawal Rights and Oppositions), shall not exceed in the aggregate the amount of Euro 180 million, provided, however, that, for clarity, the Amount of Withdrawal Rights and Oppositions will be calculated net of the amount of cash payable by Mediaset shareholders or third parties for the purchase of Mediaset shares pursuant to Article 2437-quater of the Italian civil code, and of the amount of cash payable (or

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paid) by third parties pursuant to any purchase or commitments to purchase the withdrawn Mediaset and/or Mediaset España shares; and

(v)       absence of material adverse change in the legal, economic, political or financial markets conditions or other extraordinary events which might affect the business or the results of Mediaset and/or Mediaset España and/or the market value of the Mediaset shares and/or Mediaset España shares and/or that could otherwise negatively affect the Transaction.

Mediaset and Mediaset España may jointly waive the condition set out under (iv) and (v).

A.10	Will the Merger entitle Mediaset shareholders to exercise their withdrawal rights?

Yes.

Mediaset shareholders who do not participate in the adoption of the resolution on the Merger will be entitled to exercise their withdrawal rights in accordance with Italian law.

In addition, Mediaset España shareholders who vote against the Merger will be entitled to exercise their withdrawal rights in accordance with Spanish law.

For further details on the withdrawal right, please see Section D (“Withdrawal Right”).

A.11	Is the completion of the Merger subject to the exercise of creditors’ rights?

Yes.

In the context of the Merger, creditors may exercise their rights of opposition pursuant to Italian, Spanish and Dutch law for a period of, respectively, (i) 60 days following the registration with the Companies’ Register of Milan of the minutes of the extraordinary general meeting of shareholders of Mediaset, called for the purposes of approving the Merger (the Mediaset Extraordinary Meeting), (ii) one month after the publication of the resolution of the Mediaset España General Meeting approving the Merger in the Official Gazette of the Commercial Register (Boletín Oficial del Registro Mercantil — the BORME), and (iii) one month following the announcement of the filing of the common merger plan with the Dutch Commercial Register.

Provided that the resolution approving the Merger is duly adopted by the Mediaset Extraordinary Meeting in accordance with Italian law, such resolution must be registered with the Companies’ Register of Milan and a 60-day period from the date of such registration must be observed prior to closing of the Merger. During this waiting period, creditors of Mediaset whose claims have arisen prior to the registration of the common merger plan with the Companies’ Register of Milan may oppose the Merger before an Italian court of competent jurisdiction. Should an opposition to the Merger be made, the competent court — provided that the risk of prejudice to creditors is deemed ungrounded or adequate guarantees have been given by the company in order to satisfy its creditors — may nonetheless authorize the Merger despite the opposition.

During the one-month period following the publication of the resolution of the general meeting of shareholders of Mediaset España approving the Merger (the Mediaset España General Meeting) creditors of Mediaset España — whose non-secured credits have arisen before the publication of the common merger plan on the Mediaset España website and are not due and payable before such date — shall be entitled to oppose the Merger. Should the Merger be opposed, Mediaset España (directly or through a credit institution) must sufficiently secure the relevant credits before completing the Merger.

Creditors of DutchCo will have the right to oppose the Merger by filing a formal objection to the common merger plan with the local Court of Amsterdam, the Netherlands, pursuant to Section 2:316 of the Dutch civil code, within a period of one month starting from the day following the day of publication, on a Dutch national newspaper, of a notice regarding the filing of the common merger plan.

A.12	When will Mediaset and Mediaset España verify if the Amount of Withdrawal Rights and Oppositions has exceeded the Euro 180 million threshold?

The Amount of Withdrawal Rights and Oppositions comprises several items, and namely the amount to be paid by Mediaset and by Mediaset España to Mediaset and Mediaset España shareholders who have exercised their withdrawal right in relation to the Merger and to creditors

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of Mediaset and Mediaset España who have exercised their right of opposition to the Merger.

Under Italian law, the period for the exercise of the withdrawal right expires 15 days after the registration with the Companies’ Register of Milan of the resolution of the Mediaset Extraordinary Meeting; and the period for the exercise of the right of opposition of creditors expires 60 days after such registration.

Once the 15-day period has expired, the shares with respect to which withdrawal rights have been exercised will be offered by Mediaset to its existing shareholders and subsequently, if any such shares remain unsold, they may be offered to third parties; potential outstanding and unsold shares will be acquired by MFE at the redemption price upon completion of the Transaction.

Under Spanish law, the period for the exercise of the withdrawal right expires one month following the publication in the BORME of the approval of the Merger by the Mediaset España Shareholders Meeting; the period for the exercise of the right of opposition of creditors expires one month following such registration.

The Amount of Withdrawal Rights and Oppositions will be calculated net of the amount of cash payable by Mediaset shareholders or third parties for the purchase of Mediaset shares pursuant to Article 2437-quater of the Italian civil code, and of the amount of cash payable (or paid) by third parties pursuant to any purchase or commitments to purchase the withdrawn Mediaset and/or Mediaset España shares.

Only upon expiration of:

(i) the period for the exercise of the withdrawal right provided under Italian law;

(ii) the period for the exercise of the creditors’ right of opposition provided under Italian law;

(iii) the period for the exercise of the withdrawal right provided under Spanish law; and

(iv) the period for the exercise of the creditors’ right of opposition provided under Spanish law;

and, furthermore, after

(v) the offer of Mediaset withdrawn shares to existing shareholders of Mediaset; and

(vi) the potential transactions and/or agreements aimed at transferring Mediaset and Mediaset España withdrawn shares,

Mediaset and Mediaset España will be in the condition to determine whether the Amount of Withdrawal Rights and Oppositions has exceeded the Euro 180 million threshold and, therefore, whether the condition precedent has been satisfied.

Mediaset and Mediaset España will provide prompt disclosure as to developments as a result of which the conditions precedent may be satisfied as well as to whether the relevant condition precedent has been satisfied.

A.13	May the boards of directors of the Mediaset and Mediaset España waive the Euro 180 million threshold set for Amount of Withdrawal Rights and Oppositions?

Yes.

It is proposed that the Mediaset Extraordinary Meeting and the Mediaset España General Meeting delegate to their respective boards of directors the faculty to waive this condition precedent.

Waiver of this condition precedent requires that both companies agree thereon.

A.14	What are the supervisory / regulatory approvals required?

Listing of DutchCo Ordinary Shares

• The obtaining of the necessary decisions for the listing of DutchCo Ordinary Shares on the Mercato Telematico Azionario.

• The decision to admit DutchCo Ordinary Shares to trading on the Spanish Stock Exchanges through the SIBE.

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• The obtaining of the necessary authorizations by the AFM and/or by other competent authorities.

SEAD

•                  The obtaining of the regulatory authorization by the Spanish State Secretariat for the Digital Advance, part of the Ministry of Economy and Business Affairs (Secretaría de Estado para el Avance Digital del Ministerio de Economía y Empresa — the SEAD) of the transfer of the audiovisual media licenses currently held by Mediaset España to GA Mediaset (a wholly-owned direct subsidiary of Mediaset España) in the context of the Mediaset España Segregation.

Antitrust

• No antitrust approval is required.

A.15	What happens if the Transaction is not completed?

The Mediaset shareholders and the Mediaset España shareholders would continue to hold their Mediaset shares and/or Mediaset España shares, as the case may be, and any exercise of withdrawal rights by Mediaset shareholders or by Mediaset España shareholders would not be effective (unless, with respect to Mediaset España, in the very unlikely case that non-completion was determined after settlement of the withdrawal price to Mediaset España withdrawing shareholders). Mediaset would remain a publicly traded company listed on the Mercato Telematico Azionario. Mediaset España would remain a publicly traded company listed on the Spanish Stock Exchanges.

A.16	When and where will the Mediaset Extraordinary Meeting and the Mediaset España General Meeting be held?

The Mediaset Extraordinary Meeting will be held on 4 September 2019 at 10:00 am (Central European Time) at Viale Europa No. 46, in Cologno Monzese (Italy).

The Mediaset España General Meeting will be held on 4 September 2019 at 12:00 pm (Central European Time) at Carretera de Fuencarral a Alcobendas No. 4, in Madrid (Spain).

A.17	What matters will be subject to voting at the Mediaset Extraordinary Meeting?

The Mediaset Extraordinary Meeting will discuss and vote on the approval of the common merger plan relating to the Merger.

The Mediaset Extraordinary Meeting will be held on a single call and, accordingly, later dates for the meeting will not be given, as specified in the notice published on the corporate website of Mediaset on 8 June 2019 and in the newspapers “Il Sole24Ore” and “The New York Times” on the same date.

A.18	Who is entitled to vote at the Mediaset Extraordinary Meeting?

The record date has been set on 26 August 2019, which is the seventh trading day prior to the date of the Mediaset Extraordinary Meeting (the Record Date).

Eligible holders of Mediaset shares on the Record Date may attend and vote at the Mediaset Extraordinary Meeting. Holders of Mediaset shares may appoint a proxy holder to vote on their behalf.

A.19	When will the Mediaset Extraordinary Meeting be considered regularly convened and the resolution regarding the Merger validly adopted?

Because the Mediaset Extraordinary Meeting will be held on a single call, it will be considered regularly convened if at least one-fifth of the share capital is represented (quorum costitutivo). Abstentions will be included in the calculation of the number of Mediaset shares represented at the meeting for the purposes of determining whether or not a quorum has been reached. At an extraordinary general meeting of shareholders, resolutions are adopted with the favourable vote of at least two-thirds of the shares represented at such meeting (quorum deliberativo). Failures to vote and abstentions will have the same effect as votes “AGAINST” the proposal to approve the common merger plan relating to the Merger.

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Mediaset’s controlling shareholder, Fininvest S.p.A., has confirmed its support to the Transaction. As of 7 June 2019, Fininvest held a participation in the issued capital of Mediaset equal to 44.18% and voting rights equal to 45.89% (taking into account the treasury shares held by Mediaset).

A.20	How can Mediaset shareholders exercise the voting rights attached to the Mediaset shares registered in their name?

If the Mediaset shares are registered in the name of a Mediaset shareholder as of the Record Date and the authorized intermediary, with whom his/her/its Mediaset shares are deposited, provides Mediaset with the necessary communication, such Mediaset shareholder may attend the Mediaset Extraordinary Meeting and vote in person. Anyone becoming a Mediaset shareholder subsequent to the Record Date will not be entitled to attend or vote at the Mediaset Extraordinary Meeting. As provided by law, a Mediaset shareholder entitled to attend the Mediaset Extraordinary Meeting may appoint a proxy holder in writing, using the proxy form provided on the corporate website of Mediaset (www.mediaset.it).

Mediaset has designated Computershare S.p.A. as the representative, pursuant to Article 135-undecies TUF, which may receive from holders of voting rights, by 2 September 2019, a proxy and instructions to vote on the motion on the agenda. Appointment of Computershare S.p.A. — as the representative — must be made in accordance with the instructions and using the proxy form provided on the corporate website of Mediaset (as indicated above). Details on how to electronically communicate to Mediaset the appointment of a proxy holder are also provided.

No documentation on how to exercise voting rights will be sent to Mediaset shareholders. In order to vote at the Mediaset Extraordinary Meeting, entitled shareholders must either attend the Mediaset Extraordinary Meeting and vote in person or confer a proxy as described above.

A.21	May Mediaset shareholders change their voting instructions after conferring a proxy to Computershare S.p.A. or revoke their proxies?

Pursuant to Article 135-undecies TUF, proxies and voting instructions to Computershare S.p.A. may be revoked or changed up to and until two trading business days before the date of the Mediaset Extraordinary Meeting.

A.22	If Mediaset shares are held through a bank or a broker, will the bank or broker exercise the voting rights attached to such shares?

No.

If Mediaset shares are owned by a Mediaset shareholder and such shares are held through a bank or broker or a depositary, the Mediaset shareholder is the sole owner of the voting rights. Such voting rights may be exercised by instructing the depositary bank to transmit to Mediaset, through the intermediary participating in the Monte Titoli system, the communication which certifies that the Mediaset shares are registered in the name of the relevant Mediaset shareholder as of the Record Date for the Mediaset Extraordinary Meeting.

A.23	How can Mediaset shareholders attend the Mediaset Extraordinary Meeting in person?

The Mediaset Extraordinary Meeting will be held on 4 September 2019, at 10:00 am (Central European Time), at Viale Europa No. 46, in Cologno Monzese (Italy). Mediaset shareholders, who are such on the date of 26 August 2019 (Record Date) and who wish to attend the Mediaset Extraordinary Meeting in person, must request the authorized intermediary with whom their Mediaset shares are deposited to transmit to Mediaset the communication certifying that the Mediaset shares are registered in their name as of the Record Date.

A.24	Will Mediaset pay sums to Mediaset España if the Mediaset Extraordinary Meeting does not approve the Merger?

No, Mediaset will not pay any amount to Mediaset España.

Should the Merger not be approved by the Mediaset Extraordinary Meeting, no liability shall be claimed on part of Mediaset, Mediaset España or DutchCo nor on part of their respective officers and directors.

However, whether or not the Merger is completed, all costs and expenses incurred in connection

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with the Merger and the transactions contemplated thereby will be paid by the party incurring such expenses.

A.25	Do the board of directors of Mediaset and the board of directors of Mediaset España recommend the approval of the Merger?

Yes.

At the meeting held on 7 June 2019, the board of directors of Mediaset carefully considered the proposed Merger and the Transaction and determined that, taking into account the current circumstances, the Merger and the transactions contemplated by the common merger plan are not only fair to, but also in the best interest of Mediaset and its shareholders.

As regards Mediaset España, an ad hoc merger committee, formed by three independent directors and one “other external” director, was appointed within the board of directors of Mediaset España (the Merger Committee). The Merger Committee was entrusted with the analysis of all matters related to the Merger, including the negotiations of the common merger plan and the exchange ratio. Upon the prior favourable proposal of the Merger Committee, the board of directors of Mediaset España (with the abstention of proprietary and executive directors) resolved, at the meeting held on 7 June 2019, to approve the common merger plan and the proposal of Merger (as well as the Transaction as a whole).

Accordingly, the board of directors of Mediaset and the board of directors of Mediaset España approved the common merger plan and the Transaction and recommended that Mediaset and Mediaset España shareholders vote in favour of the Merger.

A.26	What are the potential negative consequences that Mediaset and Mediaset España have considered regarding the Transaction?

In evaluating the Transaction, the board of directors of Mediaset and the board of directors of Mediaset España also considered potential negative consequences and risks that may arise from the proposed Transaction, such as the potential adverse impact on trading in DutchCo Ordinary Shares, the fact that the loyalty voting mechanism may discourage or make a change of control transaction more difficult and the financial cash outflows that may be required in connection with the exercise of the withdrawal rights and creditors’ opposition rights.

The board of directors of Mediaset and the board of directors of Mediaset España concluded that the expected benefits of the Transaction outweigh the potential negative consequences and risks.

A.27	Why was the procedure for related parties transactions not applied by Mediaset to the Merger?

Mediaset and DutchCo are related parties because DutchCo is a wholly-owned subsidiary of Mediaset.

Mediaset and Mediaset España are related parties because Mediaset España is a direct subsidiary of Mediaset.

Mediaset and NewCo Italia will be related parties because, upon incorporation, NewCo Italia will be a direct subsidiary of Mediaset.

The Merger and the Transaction as a whole qualify as a “significant transaction” pursuant to the regulation on related-party transactions approved by Consob through the resolution No. 17221 dated 12 March 2010 (the Regulation).

However, the Merger, as well as the Transaction, benefits from the exemption set forth by Article 14, paragraph 2, of the Regulation and Article 7, let. d) of the “Procedures for transactions with related parties” adopted by Mediaset and published on the website of Mediaset (www.mediaset.it). Pursuant to such exemption, Mediaset will not publish the relevant information document (documento informativo) pursuant to Article 5 of the Regulation.

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B.   PURPOSE

B.1	What are the principal reasons and expected benefits of the Transaction?

From a strategic, operational and industrial perspective, the transaction is aimed at creating a pan-European media and entertainment group, with a leading position in its local markets and greater scale to compete and potential to expand further in specific countries across Europe. Combined sustainable capital structure and strong cash flow generation profile provide MFE with the required firepower to play a pivotal role in the context of a possible future consolidation scenario in the European video media industry.

The incorporation of a new holding company in the Netherlands represents the perfect and neutral ground for such an ambitious project (as proven by other companies that have adopted the same structure) and constitutes an important step in the development of a fully integrated media powerhouse, which would become a leader in linear and non-linear entertainment, leveraging tech and data to compete on an equal footing in the evolving media space.

On 29 May 2019, Mediaset announced the acquisition of a 9.6% stake in the German broadcaster ProSiebenSat.1 Media, corresponding to up to 9.9% of the voting rights, excluding treasury shares. Mediaset and Mediaset España have been developing a strong relationship with ProSiebenSat.1 in the European Media Alliance (EMA) in the last five years. The goal of this alliance is to develop economies of scale which are crucial for the future of European TV.

In the context of the current constantly developing competitive landscape, internationalization, economies of scale and ability to offer tech enabled products and quality content are becoming the key critical factors in the profitable execution of modern media company strategies.

In particular, the Mediaset and Mediaset España boards of directors believe that this first step enables the following strategic and operational benefits, which can only be unlocked efficiently through a combined entity that is run by a single management team with a clear definition of its strategic priorities and value levers:

•                            Scale to compete. Integrated and diversified media company with access to a combined audience of 107mm viewers to better compete with global players. Economies of scale will be generated in key crucial areas such as: (i) audience/reach, (ii) content creation and distribution, (iii) audience data, (iv) AdTech platforms, (v) OTT (AVOD) platforms, and (vi) talent acquisition and attraction;

•                            New business opportunities. Scale and international footprint will create opportunities that cannot be seized today due to the local focus and dimension and ample resources to invest in core business areas, such as creation of a production content house, data collection, Addressable TV, Digital audio, DOOH, Mobile proximity;

•                            Stronger proprietary channel and content portfolio. MFE will have the best content and viewing experience across all platforms (linear and non-linear). It will offer engaging content for viewers thanks to stronger in-house production resources and increased ability to supply content to 3rd parties;

•                            Leaner and more efficient organization. Pan-European consolidation requires a re-engineering of the operational and organization model that will allow cost efficiencies and savings, mainly driven by technological developments. Agile decision making with a leaner organization to adapt to a changing business environment and capture combined growth opportunities;

•                            “Driving the change”. Scale coupled with a pan-European footprint will benefit all stakeholders by increasing bargaining power with suppliers and establishing a first-mover advantage in a consolidating media landscape.

Mediaset and Mediaset España have gone through a very detailed exercise aimed at identifying specific levers out of 6 buckets (content, broadcasting & digital, IT/tech, procurement, G&A expenses, sales house), where a different size and operational model can generate significant cost efficiencies, savings and opportunities.  In this respect, the boards of directors of both companies believe that the Transaction would create cost efficiencies and savings of about Euro 100-110 million (before taxes) in the next 4 years (from 2020 to 2023), representing around Euro 800 million on a net present value basis.

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C.   EXCHANGE RATIOS

C.1	What will the Mediaset and the Mediaset España shareholders receive in the context of the Transaction?

As a result of the Merger becoming effective:

(i)           each Mediaset shareholder, including the depositary bank under the ADRs program, shall be granted 1 (one) DutchCo Ordinary Share (with a nominal value of Euro 0.01) for each share held in Mediaset (with a nominal value of Euro 0.52) (the Exchange Ratio I);

(ii) each holder of ADRs representing Mediaset shares shall be granted such number of DutchCo ADRs representing DutchCo Ordinary Shares as results from the Exchange Ratio I; and

(iii)     each Mediaset España shareholder (other than Mediaset, as the shares held by Mediaset in Mediaset España will be cancelled by operation of law pursuant to Section 2:325(4) of the Dutch civil code) shall be granted 2.33 (two/thirtythree) DutchCo Ordinary Shares for each share held in Mediaset España (having each a nominal value of Euro 0.50) (the Exchange Ratio II and, together with the Exchange Ratio I, the Exchange Ratios).

No fractional DutchCo Ordinary Shares shall be allotted to any holders of shares of Mediaset España. Those shareholders who hold a number of Mediaset España shares such as to enable them to receive, in accordance with the Exchange Ratio II, a non-whole number of DutchCo Ordinary Shares, shall receive such whole number of DutchCo Ordinary Shares which is immediately below said non-whole number. Mediaset España shares (or any fractions thereof) in excess of those required, pursuant to the Exchange Ratio II, to receive a whole number of DutchCo Ordinary Shares (i.e., Mediaset España shares or any fractions thereof representing fractional entitlements to DutchCo Ordinary Shares) shall be transferred on behalf of the Mediaset España shareholders, through their depositaries, to an agent appointed for these purposes by Mediaset España (the Fractions Agent).

The Fractions Agent, acting at its own risk and for its own account, shall pay in cash to these shareholders, in consideration for each of the Mediaset España shares (or any fractions thereof) so transferred, their market value. The Fractions Agent will, in turn, exchange the Mediaset España shares (and any fractions thereof) arising from the aggregation of such fractions so purchased and exchange them, in its own name and on its own behalf, for the relevant whole number of DutchCo Ordinary Shares resulting from the Exchange Ratio II, with any remainder fractional entitlements to DutchCo Ordinary Shares corresponding to the Mediaset España shares (or fractions thereof) held by the Fractions Agent being disregarded.

The treasury shares held by Mediaset and Mediaset España as at the effective date of the Merger, if any, will not be exchanged and will be cancelled pursuant to Italian and Spanish applicable law, as well as pursuant to Section 2:325(4) of the Dutch civil code; likewise, any shares in either of the absorbed companies (i.e., Mediaset and Mediaset España) held by the other absorbed company will not be exchanged, but will be cancelled on the effective date of the Merger.

For clarification purposes, Mediaset España neither holds any Mediaset shares nor is expected to hold any Mediaset shares at any time before the effective date of the Merger, so that the paragraph above will in all likelihood apply only with regard to the Mediaset España shares which are held by Mediaset on the effective date of the Merger.

No consideration in addition to the DutchCo Ordinary Shares delivered in application of the Exchange Ratios, either in cash or otherwise, will be paid by DutchCo, Mediaset and Mediaset España to the Mediaset and Mediaset España shareholders in connection with the Merger, save as provided with respect to the withdrawal rights, as described under Section D.

C.2	How were the Exchange Ratio I and the Exchange Ratio II determined?

In order to determine the economic value of the shares of Mediaset and Mediaset España and, therefore, the Exchange Ratios, the board of directors of Mediaset followed generally accepted valuation methodologies, with particular regard to those most commonly used at national and international levels in similar transactions, giving priority to the principle of consistency and

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comparability of the valuation criteria, applied compatibly with the distinctive elements of each of Mediaset and Mediaset España.

In particular, best practice requires that companies operating in a similar business and involved in a merger are valued on the basis of consistent criteria, in order for the results of the relative valuation analysis to be fully comparable.

The following valuation methodologies were used to calculate the Exchange Ratios: (i) historical stock prices; (ii) research analyst target prices; (iii) discounted free cash flow. Such methodologies, however, should not be analysed individually, but should rather be considered an integral part of a single and comprehensive valuation process.

The historical stock prices and research analyst target prices methodologies are based on the market capitalization and research stock price targets of Mediaset and Mediaset España, thus reflecting the equity value that the market attributes to each company.

The discounted free cash flow method leads to an enterprise value; hence to compute the value of shareholders’ equity in order to determine the Exchange Ratios, customary adjustments (including, but not limited to, net financial debt, adjusted for the Euro 0.31557917 dividend per share paid by Mediaset España on 30 April 2019 and for the buyback executed by Mediaset España post 31 December 2018 and until 5 June 2019, minority interests, pensions liabilities and investments in associates) have been made to the enterprise value.

In the light of all the above and for the purpose of the analysis, the board of directors of Mediaset is not presenting absolute values attributed to Mediaset and Mediaset España but only the Exchange Ratios resulting from the estimate of relative values.

On the basis of the assumption that Mediaset shareholders will receive one (1) DutchCo Ordinary Share for each Mediaset share owned, the board of directors of Mediaset analysed, in the context of the Merger, the relative valuation of Mediaset and Mediaset España, aimed at determining the Exchange Ratio II between Mediaset España shares and DutchCo shares or, equivalently (given the Exchange Ratio I), between Mediaset España shares and Mediaset shares.

C.3	Have the Merging Companies received expert reports on the Exchange Ratios?

Yes.

The Exchange Ratios, approved by the boards of directors of the Merging Companies, have been examined for the purpose of the issuance of the reports on their fairness by the appointed experts.

In particular, at the request of Mediaset, PricewaterhouseCoopers S.p.A. has prepared a report in relation to the fairness of the Exchange Ratios, in accordance with Italian applicable laws.

At the request of DutchCo, Deloitte Accountants B.V. has prepared a report in relation to the fairness of the Exchange Ratios, in accordance with Dutch applicable laws.

At the request of Mediaset España, Grant Thornton, S.L.P., as independent expert appointed by the Commercial Register of Madrid, has delivered a report in relation to the fairness of the Exchange Ratios, in accordance with applicable Spanish laws and regulations.

In addition to the foregoing,

(i)                     Citigroup Global Markets Ltd, in its capacity as financial advisor of Mediaset, has delivered to the board of directors of Mediaset and to the board of directors of DutchCo a fairness opinion, dated 7 June 2019, on the basis of and subject to the factors, assumptions, limitations and procedures specified therein, on the fairness from a financial point of view, to the holders of shares in the capital of Mediaset, of the Exchange Ratio II (which — as indicated above — is predicated on Exchange Ratio I) in relation to the proposed Merger, and

(ii)                  J.P. Morgan Securities plc, in its capacity as financial advisor of Mediaset España, has provided to the board of directors of Mediaset España a fairness opinion, dated 7 June 2019, based on the factors, assumptions and procedures specified therein, on the fairness from a financial point of view, to the holders (other than Mediaset) of shares in the capital of Mediaset España, of the Exchange Ratio II in relation to the proposed Merger.

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C.4	When will DutchCo Ordinary Shares be issued?

DutchCo Ordinary Shares will be issued upon effectiveness of the Merger and will be allotted in favor of Mediaset and Mediaset España shareholders based upon the Exchange Ratio I and the Exchange Ratio II, respectively.

C.5	Will brokerage commissions be due in connection with the exchange of Mediaset shares?

Brokerage commissions as a result of the exchange of Mediaset shares for DutchCo Ordinary Shares will not be due in connection with the Merger other than any costs charged to the holders of shares of Mediaset by their respective custodians.

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D.   WITHDRAWAL RIGHT

D.1	Are Mediaset shareholders and/or Mediaset España shareholders entitled to exercise dissenters’, appraisal, withdrawal or similar rights?

Withdrawal right of Mediaset shareholders

Mediaset shareholders who do not participate in the adoption of the resolution on the Merger will be entitled to exercise their withdrawal rights in accordance with Italian law given that, following the Merger, MFE, as resulting company from the Merger, will be organized and managed under the laws of a country other than Italy (the Netherlands).

The redemption price payable to Mediaset withdrawing shareholders will be equal to Euro 2.770 per each Mediaset share in relation to which the withdrawal right is exercised.

The shares with respect to which withdrawal rights have been exercised will be offered by Mediaset to its existing shareholders and subsequently, if any such shares remain unsold, they may be offered to third parties; potential outstanding and unsold shares will be acquired by MFE at the redemption price. The above offer and sale procedure, as well as any payment of the redemption price to withdrawing shareholders, will be conditional upon completion of the Merger.

Withdrawal right of Mediaset España shareholders

Mediaset España shareholders who vote against the Merger in the Mediaset España General Meeting will be entitled to exercise their withdrawal rights in accordance with Spanish applicable law. A Mediaset España shareholder that properly exercises the right of withdrawal will be entitled to receive an amount of cash which is equal to Euro 6.5444 per Mediaset España share calculated as indicated under D.4 below.

Given the exceptional character of the withdrawal rights, the Mediaset España shares of the withdrawing Mediaset España shareholders will be immobilized by the depositaries with which the relevant withdrawn shares are deposited, from the date of exercise of the withdrawal right until the payment of the redemption price and settlement of the Transaction (or until it has been verified that the conditions precedent to the Merger have not been satisfied or waived).

Both Mediaset and Mediaset España shareholders who have exercised their withdrawal rights may not sell or otherwise dispose of any of the shares for which the withdrawal rights have been exercised.

D.2	What are the requirements for Mediaset shareholders to be complied with in order to withdraw?

To be eligible to exercise the right of withdrawal, holders of Mediaset shares (i) do not have to participate in the adoption of the resolution on the Merger, and (ii) on the date of the communication of exercise of the withdrawal right, shall hold the shares in relation to which they intend to exercise their withdrawal right.

Please note that, upon transmission of the communication of exercise of the withdrawal right, the relevant shares will be blocked and, pursuant to a mandatory provision of law, cannot be sold.

D.3	What actions must Mediaset shareholders take to exercise their withdrawal right?

Eligible shareholders can exercise their withdrawal right, in relation to some or all of their shares, by sending a notice via registered mail — or other means which allow for the tracking of the dispatch (included certified emails) — to the official seat of Mediaset no later than 15 days following registration with the Companies’ Register of Milan of the minutes of the Mediaset Extraordinary Meeting approving the Merger. Notice of the registration will be published in a daily newspaper and on the Mediaset corporate website (www.mediaset.it).

The notice must provide: (i) personal details of the withdrawing shareholder, including tax code; (ii) contact details for the withdrawing shareholder — including telephone number and, where possible, e-mail address — for communications relative to the procedure; (iii) the number of shares in relation to which the withdrawal right is being exercised.

The notice must also provide details of the intermediary with which the shares are deposited, together with a statement from the withdrawing shareholder declaring that the shares are free and

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clean of pledges and other encumbrances.

The withdrawing shareholder must also instruct the intermediary to send the appropriate communication to Mediaset attesting that the withdrawing shareholder was the holder of the shares prior to the shareholders’ meeting at which the resolution triggering the withdrawal right was passed.

All information for Mediaset shareholders regarding the withdrawal process will be made available by means of the publication of a notice.

D.4	How were the withdrawal prices due to Mediaset and Mediaset España withdrawing shareholders determined?

With respect to the Mediaset shares, as established by Article 2437-ter of the Italian civil code, the redemption price (equal to Euro 2.770 per Mediaset share) has been determined by referring to the arithmetic average of the daily closing prices of Mediaset shares during the six-month period prior to the date of publication of the notice for convening the Mediaset Extraordinary Meeting (the notice was published on 8 June 2019).

With respect to the Mediaset España shares, the redemption price payable to the Mediaset España withdrawing shareholders is 6.5444 per Mediaset España share, which corresponds to the average weighted quoted price of Mediaset España shares during the three-month period prior to (and excluding) the date of the approval of the common merger plan and the announcement of the Transaction, deducting the dividend in the gross amount of Euro 0.31557917 per Mediaset España share paid on 30 April 2019 from the average weighted price for the trading sessions comprised between 7 March and 25 April 2019 (both inclusive), where the Mediaset España shares were traded cum dividend.

D.5	When will the withdrawal price for the Merger be paid?

Subject to the Merger becoming effective, the withdrawal price will be paid to the Mediaset withdrawing shareholders after the effective date of the Merger in accordance with the Italian applicable laws and regulations.

With respect to the Mediaset España withdrawing shareholders, the withdrawal price of the shares with respect to which withdrawal rights have been exercised will be paid before the effective date of the Merger.

D.6	Will Mediaset shareholders be entitled to sell their shares following the exercise of their withdrawal right?

No, because following the exercise of the right of withdrawal the shares will be blocked and, pursuant to a mandatory provision of law, cannot be sold prior to completion of the withdrawal procedure.

D.7	Should the Merger not become effective, what will happen to Mediaset shares in relation to which the withdrawal right has been exercised? Will Mediaset shareholders lose their shares in any event?

Should the Merger not become effective, the shares in relation to which the right of withdrawal has been exercised will continue to be the property of the shareholders who exercised such right; no payment will be made to such shareholders and Mediaset shares will continue to be listed on the Mercato Telematico Azionario.

D.8	Will holders of Mediaset shares be entitled to exercise their withdrawal right if they become shareholders of Mediaset after the Record Date?

Pursuant to Italian applicable law, as far as the exercise of the withdrawal right is concerned, a shareholder whose shares are registered after the Record Date and prior to the beginning of the relevant shareholders’ meeting is considered as not participating in the adoption of the relevant resolution.

Therefore, a person becoming a Mediaset shareholder after the Record Date — but prior to the beginning of the Mediaset Extraordinary Meeting (convened on 4 September 2019 at 10:00am) — will be entitled to exercise its withdrawal right in relation to the Merger.

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D.9	Will Mediaset shareholders who have exercised their withdrawal right be entitled to receive Special Voting Shares (as defined below)?

Should the Merger be completed, Mediaset shareholders who will have exercised their withdrawal rights will neither receive DutchCo Ordinary Shares nor, consequently, Special Voting Shares (as defined below).

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E.   SPECIAL VOTING SHARES

E.1	What is the purpose of the Special-Voting Structure?

The purpose of the special-voting structure (the Special-Voting Structure) is to foster the development and continued involvement of a core base of long-term shareholders in a manner that reinforces the Group’s stability. The purpose of the Special-Voting Structure is, therefore, to reward long-term ownership of DutchCo Ordinary Shares and to promote stability of the DutchCo shareholders-base by granting long-term DutchCo shareholders with Special Voting Shares (as defined below) to which multiple voting rights are attached in addition to the one granted by each DutchCo Ordinary Share.

The Special-Voting Structure is designed to function in a similar way to those adopted by several listed companies which have been re-domiciliated in the Netherlands (e.g., CNH Industrial, Fiat Chrysler Automobiles, Ferrari, EXOR) and other companies listed in the Netherlands and is, also, in line with a widely adopted international practice.

Mediaset has greatly benefited from the support of its long-term shareholders and the Special-Voting Structure will enable such support to continue in the future without hindering the ability to pursue external growth opportunities.

E.2

What are the main differences between the Special-Voting Structure and the increased voting right mechanism (voto maggiorato), as approved by the general meeting of shareholders of Mediaset on 18 April 2019?

•                  Pursuant to the increased voting right mechanism (voto maggiorato), as approved by the general meeting of shareholders of Mediaset on 18 April 2019, each Mediaset share may carry entitlement to 2 voting rights. Pursuant to the Special-Voting Structure, instead, each DutchCo Ordinary Share would continue to carry entitlement to 1 voting right and eligible shareholders would receive additional shares (the Special Voting Shares, as defined below) which will carry entitlement to additional voting rights.

•                  Pursuant to Italian law, the increased voting right mechanism (voto maggiorato) entails the assignment of a maximum of 2 voting rights per share, conditional upon uninterrupted ownership of shares for at least 24 months. Pursuant to the Special-Voting Structure, instead, eligible shareholders would be first (namely, 30 days after the effective date of the Merger for those shareholders who will have so requested prior to the Record Date of the Mediaset Extraordinary Meeting, or after 3 years of uninterrupted ownership of DutchCo Ordinary Shares; please see Question E.3 below) entitled to an aggregate of 3 voting rights per each DutchCo Ordinary Share held; subsequently, after 2 years, they would be entitled to an aggregate of 5 voting rights per each DutchCo Ordinary Share held; after further 3 years, they would be entitled to an aggregate of 10 voting rights per each DutchCo Ordinary Share held.

•                  Pursuant to Italian law, loyalty shares do not represent a special category of shares; on the contrary, pursuant to Dutch law, Special Voting Shares (as defined below) represent a special category of shares.

•                  Only Mediaset shareholders could benefit from the increased voting right mechanism (voto maggiorato), conditional upon uninterrupted ownership of shares for at least 24 months. Both Mediaset and Mediaset España shareholders could, instead, adhere to the Special-Voting Structure which will be adopted by MFE.

E.3	What is the structure of the Special-Voting Structure?

(a) Entitlement to 3 voting rights. Allotment of Special Voting Shares A

(i)                 Initial Allotment: the thirtieth calendar day after the effective date of the Merger, those Mediaset and Mediaset España shareholders who have so requested prior to, respectively, the Mediaset Extraordinary Meeting and the Mediaset España General Meeting, will be entitled to 3 voting rights for each DutchCo Ordinary Share held. For this purpose, MFE will issue special voting shares attaching 2 voting rights each, having a nominal value of Euro 0.02 (Special Voting Shares A). On the thirtieth calendar day after the effective date of the Merger (the Initial Allocation Date A),

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such Special Voting Shares A will be allotted to those eligible Mediaset and Mediaset España shareholders;

(ii)              Subsequent Allotment: as an alternative to the Initial Allotment procedure, described under (i), after three years of uninterrupted ownership as well as uninterrupted registration of DutchCo Ordinary Shares in a special loyalty register, shareholders of MFE will be entitled to 3 voting rights for each DutchCo Ordinary Share held. For this purpose, MFE will issue Special Voting Shares A. On the day falling three years after the registration of the DutchCo Ordinary Shares in a special loyalty register (the Subsequent Allocation Date A), such Special Voting Shares A will be allotted to those eligible MFE shareholders.

(b) Entitlement to 5 voting rights. Allotment of Special Voting Shares B.

After two years of uninterrupted ownership of Special Voting Shares A — as well as of uninterrupted registration in a special loyalty register of the DutchCo Ordinary Shares for which such Special Voting Shares A have been allotted — shareholders of MFE will be entitled to 5 voting rights for each DutchCo Ordinary Share held. For this purpose, each Special Voting Share A held will be converted into one special voting share B attaching 4 voting rights, having a nominal value of Euro 0.04 (Special Voting Shares B). On the day falling two years after the date of allotment of Special Voting Shares A — whether it be the Initial Allocation Date A or the Subsequent Allocation Date A, as the case may be — such Special Voting Shares B will be acquired by those eligible MFE shareholders by way of conversion of Special Voting Shares A already held.

(c) Entitlement to 10 voting rights. Allotment of Special Voting Shares C.

After three years of uninterrupted ownership of Special Voting Shares B — as well as uninterrupted registration in a special loyalty register of the DutchCo Ordinary Shares for which such Special Voting Shares B have been allotted — shareholders of MFE will be entitled to 10 voting rights for each DutchCo Ordinary Share held. For this purpose, each Special Voting Share B held will be converted into one special voting share C attaching 9 voting rights, having a nominal value of Euro 0.09 (Special Voting Shares C). On the day falling three years after the date of allotment of Special Voting Shares B, such Special Voting Shares C will be acquired by those eligible MFE shareholders by way of conversion of the Special Voting Shares B already held.

Special Voting Shares A, Special Voting Shares B and Special Voting Shares C are hereafter referred to as Special Voting Shares; Special Voting Shares will not be tradeable and will have only minimal economic entitlements.

E.4	Do Mediaset shareholders have the right to elect to participate to the Special-Voting Structure?

Mediaset shareholders may elect to participate to the Special-Voting Structure in order to receive Special Voting Shares A on the Initial Allocation Date A.

Pursuant to the proposed version of the articles of association of MFE (which will be adopted by MFE upon effectiveness of the Merger), the “Terms and Conditions for the initial allocation of Special Voting Shares A” and the “Terms and Conditions for Special Voting Shares” (available on the corporate website of Mediaset), each allotment of Special Voting Shares will be conditional upon requesting shareholders being compliant with the relevant procedure and meeting the Qualified Shareholding Obligation and the Contract Obligation (please refer to Question H.9).

E.5	How can Mediaset shareholders elect to participate to the Special-Voting Structure on the Initial Allocation Date A?

Mediaset shareholders who wish to receive Special Voting Shares A on the Initial Allocation Date A will have to:

(i)                           transmit an election form (the Initial Election Form), available on the corporate website of Mediaset (www.mediaset.it), duly filled in and signed, to their respective depository intermediary, where the relevant shares are registered, in order for the latter to procure that the Initial Election Form is received by Mediaset during the period starting from 15 July 2019 to no later than 26 August 2019 (i.e., the Record Date); and

(ii) continuously own their Mediaset shares (as well as the DutchCo Ordinary Shares

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received upon completion of the Merger in accordance with the Exchange Ratio I), in relation to which allotment of Special Voting Shares A will have been requested, during the period between the day when the Initial Election Form is transmitted to their respective depository intermediary and the Initial Allocation Date A.

Upon effectiveness of the Merger, Mediaset shares in relation to which allotment of Special Voting Shares A is requested will be exchanged with a corresponding number of DutchCo Ordinary Shares, in accordance with the Exchange Ratio I. After the effective date of the Merger, such DutchCo Ordinary Shares will be registered in a separate register held by MFE (the Loyalty Register) and will become initial electing ordinary shares (the Initial Electing Ordinary Shares).

After thirty calendar days of uninterrupted ownership, by the same shareholder (or its Loyalty Transferee), of Initial Electing Ordinary Shares starting from the effective date of the Merger, such shares will become qualifying ordinary shares (the Qualifying Ordinary Shares) and — subject to the requesting shareholder meeting the Qualifying Shareholding Obligation and the Contract Obligation (please refer to Question H.9) — the holder thereof will receive one Special Voting Share A per each Qualifying Ordinary Share held.

For further details on the initial allocation procedure, please see the “Terms and Conditions for the initial allocation of special voting shares A — Mediaset” and the “Terms and Conditions for Special Voting Shares” (both available on the corporate website of Mediaset).

Similarly to Mediaset shareholders, also current Mediaset España shareholders will be entitled to participate to the Special-Voting Structure by electing to receive, thirty calendar days after the Merger has become effective, one Special Voting Share A in connection with each DutchCo Ordinary Shares received in the context of the Merger.

E.6

If Mediaset shareholders timely elect to receive Special Voting Shares A on the Initial Allocation Date A, may they then sell their Mediaset shares (or their Initial Electing Ordinary Shares, as the case may be) in relation to which they have elected to receive Special Voting Shares A?

Yes. Please note that the following applies.

(i)             In order to facilitate the identification of requesting shareholders as well as the exact number of Special Voting Shares A to be issued and to be assigned on the Initial Allocation Date A, a special identification code (the Special Code) will be assigned — in place of: (i) the regular ISIN Code or (ii) the interim code assigned to those shares for which the increased voting rights (voto maggiorato) pursuant to Italian law have been requested — to the Mediaset shares in relation to which the Initial Election Form will have been submitted. Mediaset will request Monte Titoli S.p.A. to assign the Special Code to all such Mediaset shares in relation to which Special Voting Shares A will have been requested by shareholders.

At any time, a holder of Mediaset shares bearing the Special Code may request to convert such shares into Mediaset shares freely tradable and bearing the regular ISIN Code and, as a consequence, will lose the right to receive Special Voting Shares A at the Initial Allocation Date A.

The Mediaset shares bearing the Special Code cannot be sold, disposed of, transferred, pledged or subjected to any lien, fixed or floating charge, or to other encumbrances.

However, Mediaset shares — in relation to which allotment of Special Voting Shares A at the Initial Allocation Date A is requested — can be transferred to Loyalty Transferee (as defined in the “Terms and Conditions for Special Voting Shares”) without such transfer resulting in the loss of the entitlement to receive Special Voting Shares A.

(ii)          In order to become Qualifying Ordinary Shares, Initial Electing Ordinary Shares cannot be sold, disposed of, transferred, pledged or subjected to any lien, fixed or floating charge, or to other encumbrances.

However, Initial Electing Ordinary Shares can be transferred to Loyalty Transferees (as defined in the “Terms and Conditions for Special Voting Shares”) without such transfer resulting in the loss of the entitlement to receive Special Voting Shares A.

At any time, a holder of Initial Electing Ordinary Shares may request the de-registration of (all or some of) its Initial Electing Ordinary Shares from the Loyalty Register. Following de-

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registration from the Loyalty Register, such shares will cease to be Initial Electing Ordinary Shares and will be freely tradable and the holder thereof shall lose the right to receive a corresponding number of Special Voting Shares A.

Mediaset shareholders, who exercise their withdrawal right in connection with the resolution to be adopted by the Mediaset Extraordinary Meeting, shall not be entitled to receive Special Voting Shares A in relation to Mediaset withdrawn shares and, as a consequence, to hold Mediaset shares bearing the Special Code.

E.7	Should Mediaset shareholders, who have elected to receive Special Voting Shares at the Initial Allocation Date A, submit a request for the issuance of the Special Code?

No.

Mediaset will request the competent authority to assign a Special Code to all such Mediaset shares in relation to which Special Voting Shares A will have been requested by shareholders.

E.8	Will Mediaset shareholders have to pay any sum in connection with the issuance of the Special Code?

No.

Mediaset will not charge shareholders for the issuance and allocation of the Special Code.

E.9	What percentage of voting rights will Mediaset shareholders have if they elect to receive Special Voting Shares at the Initial Allocation Date A?

This cannot be predicted as of today in light of the fact that the percentage of voting rights Mediaset shareholders will be entitled to will depend on the overall number of Mediaset and Mediaset España shareholders electing to receive Special Voting Shares and their current number of Mediaset and Mediaset España shares.

E.10

In case a Mediaset shareholder has elected (or will elect) to participate to the increased voting right mechanism (voto maggiorato) adopted by Mediaset so that the 24-month holding period required has started (or will start) running before the effective date of Merger, may this holding period be added to the one required to be entitled to receive Special Voting Shares on the Initial Allocation Date A?

No.

Entitlement to participate to the increased voting right mechanism (voto maggiorato), as it has been foreseen for Mediaset shareholders, is conditional upon the Italian legal and regulatory framework being applicable.

Therefore, completion of the Merger will imply any holding period required to participate to the increased voting right mechanism (voto maggiorato) being interrupted. Should the Merger be executed, such Mediaset shareholder (who will have become a MFE shareholder) will lose its entitlement to receive increased voting rights (voto maggiorato). Should the Merger not be completed, instead, the 24-month holding period will continue running.

The above is without prejudice to the right of Mediaset shareholders to elect to participate to the Special-Voting Structure in order to receive Special Voting Shares A on the Initial Allocation Date A.

E.11

Will Mediaset shareholders be entitled to participate in the Special-Voting Structure after completion of the Merger (i.e., in their quality as MFE shareholders)? If so, when and how will they receive the Special Voting Shares?

Yes.

Upon effectiveness of the Merger, shareholders of MFE may at any time elect to participate to the Special-Voting Structure and, consequently, elect to receive Special Voting Shares.

To this purpose, shareholders of MFE will have to request MFE to have their DutchCo Ordinary Shares registered (in whole or in part) in the Loyalty Register. Such request will need to be made through the respective depositary intermediary, by submitting a duly completed election form, which will be made available on the website of MFE (the Election Form).

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The ownership of DutchCo Ordinary Shares as of the date of transmission of the Election Form to the depository intermediary will be attested by the depositary intermediary itself.

As from the date on which DutchCo Ordinary Shares will have been registered in the Loyalty Register in the name of one and the same shareholder or his Loyalty Transferee (as defined in the “Terms and Conditions for Special Voting Shares”), such DutchCo Ordinary Shares will become electing ordinary shares (Electing Ordinary Shares). After 3 years of uninterrupted ownership — as well as of uninterrupted registration in the Loyalty Register — of Electing Ordinary Shares, such shares will become Qualifying Ordinary Shares and the relevant holder will receive one Special Voting Share A per each Qualifying Ordinary Share A held.

E.12	Should a shareholder of MFE elect to receive Special Voting Shares A after completion of the Merger, may he/she/it then sell the respective Electing Ordinary Shares?

Yes.

However, in order to transfer Electing Ordinary Shares, de-registration from the Loyalty Register will have to be requested by transmitting a duly completed de-registration form, which will be made available on the website of MFE; after de-registration, the relevant DutchCo Ordinary Shares will cease to be Electing Ordinary Shares and shall be freely transferable, and the holder thereof (as well as the respective transferee) shall lose its entitlement to receive Special Voting Shares.

Exempted from the above is the transfer of Electing Ordinary Shares to a Loyalty Transferee (as defined in the “Terms and Conditions for Special Voting Shares”): should this be the case, (i) de-registration of DutchCo Ordinary Shares from the Loyalty Register will not be required; (ii) registration of such shares in the name of the same shareholder will not be deemed as interrupted; and (iii) entitlement to receive Special Voting Shares will be vested with the Loyalty Transferee.

E.13	What does the de-registration of Electing Ordinary Shares from the Loyalty Register imply?

By means of the de-registration of Electing Ordinary Shares from the Loyalty Register, shareholders will lose their entitlement to receive Special Voting Shares.

In particular, should de-registration of Electing Ordinary Shares be requested and pursued, the elapse of the 3-year period necessary for such shares to be qualified as Qualifying Ordinary Shares and, therefore, for the relevant shareholders to be entitled to receive a corresponding number of Special Voting Shares A, will be interrupted. Should a shareholder wish to receive Special Voting Shares A thereafter, a new registration of his/her/its DutchCo Ordinary Shares in the Loyalty Register will have to be requested and the 3-year period shall start running again.

E.14	May a shareholder of MFE, who has received Special Voting Shares A, sell the respective Qualifying Ordinary Shares?

Yes.

However, in order to transfer Qualifying Ordinary Shares, de-registration from the Loyalty Register will have to be requested by transmitting a duly completed de-registration form, which will be made available on the website of MFE; after such de-registration, the relevant DutchCo Ordinary Shares will cease to be Qualifying Ordinary Shares and shall be freely transferable.

E.15	What does the de-registration of Qualifying Ordinary Shares from the Loyalty Register imply?

Should de-registration of Qualifying Ordinary Shares be requested and pursued, Special Voting Shares associated thereto will be returned to MFE for no consideration.

E.16	When will Special Voting Shares be assigned to eligible shareholders?

With respect to Special Voting Shares A, they will be issued and assigned to eligible shareholders either (i) on the Initial Allocation Date A, or (ii) following completion of the Merger, as of the date on which Electing Ordinary Shares will have been registered in the Loyalty Register in the name of one and the same shareholder (or its Loyalty Transferee, as defined in the “Terms and Conditions for Special Voting Shares”) for an uninterrupted period of three years.

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With respect to Special Voting Shares B, they will be issued and assigned to eligible shareholders after two years of uninterrupted ownership of Special Voting Shares A. For this purpose, each Special Voting Share A attached to the respective Qualifying Ordinary Shares will be converted into one Special Voting Share B.

With respect to Special Voting Shares C, they will be issued and assigned to eligible shareholders after three years of uninterrupted ownership of Special Voting Shares B. For this purpose, each Special Voting Share B attached to the respective Qualifying Ordinary Shares will be converted into one Special Voting Share C.

E.17	Will Special Voting Shares be listed on the Mercato Telematico Azionario and/or on the Spanish Stock Exchanges?

No, Special Voting Shares will not be listed.

E.18	How can the economic value of Special Voting Shares be assessed?

Special Voting Shares will have no economic value and will have minimal economic entitlements. Such economic entitlements are designed to comply with Dutch law but are immaterial for shareholders.

The purpose of the Special Voting Shares is solely to provide DutchCo Ordinary Shares with additional voting rights in order to foster the long-term ownership of DutchCo Ordinary Shares and to promote the stability of its shareholders’ base.

E.19	May Mediaset shareholders sell their Special Voting Shares?

Special Voting Shares shall not be sold, disposed of or transferred. Further, no shareholder shall, directly or indirectly, grant any right over or any interest in the Special Voting Shares (other than in the case of a transfer to a Loyalty Transferee, as defined in the “Terms and Conditions for Special Voting Shares”).

The above limitation is subject to the obligation to transfer the Special Voting Shares (i) back to MFE, for no consideration, in case of de-registration and transfer of the corresponding Qualifying Ordinary Shares; (ii) back to MFE, for no consideration, in the event of the transfer of Qualifying Ordinary Shares, except if such transfer is a transfer to a Loyalty Transferee; (iii) back to MFE, for no consideration, upon the occurrence of a Change of Control (as defined in the “Terms and Conditions for Special Voting Shares”) in respect of the relevant shareholder; (iv) back to MFE, for no consideration, upon violation of the Qualified Shareholding Obligation by the relevant shareholder; and (v) back to MFE, for no consideration, upon violation of the Contract Obligation by the relevant shareholder.

Further, no shareholder shall create or permit to exist any pledge, lien, fixed or floating charge or other encumbrance over any Special Voting Share or any interest in any Special Voting Share.

E.20	How will the vote attached to the Special Voting Shares be exercised?

The process for exercising the vote for the Special Voting Shares is the same as the one for the DutchCo Ordinary Shares.

Special Voting Shares A carry 2 voting rights. Special Voting Shares B carry 4 voting rights. Special Voting Shares C carry 9 voting rights.

The board of directors of MFE shall set a record date on the twenty-eighth day prior to each shareholders’ meeting so as to establish which shareholders are entitled to attend and vote at the meeting. Only holders of shares at such record date are entitled to attend and vote at the meeting.

The notice convening the shareholders’ meeting shall set out the record date and the manner in which persons entitled to attend the meeting may register and exercise their rights.

E.21	Do MFE shareholders have to communicate to MFE any sale of their Initial Electing Ordinary Shares and/or Electing Ordinary Shares and/or Qualifying Ordinary Shares?

DutchCo Ordinary Shares held in the Loyalty Register are available for transfer only after their de-registration, effected by means of a specific de-registration form, which will be made available on the website of MFE, to be submitted, upon request of the shareholder, as set out in the “Terms

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and Conditions for Special Voting Shares”.

E.22	Can shareholders request the attribution of Special Voting Shares in relation to only a part of their Mediaset shares (or DutchCo Ordinary Shares, as the case may be)?

Yes.

The number of Mediaset shares or DutchCo Ordinary Shares, as the case may be, for which a corresponding number of Special Voting Shares is requested must be indicated in the Initial Election Form or in the Election Form, as the case may be.

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F.   LISTING AND TRADING

F.1	Should the Merger be completed, will DutchCo Ordinary Shares be listed for trading?

Yes.

It is envisaged that DutchCo Ordinary Shares will be listed on the Mercato Telematico Azionario and the Spanish Stock Exchanges.  In particular, admission to listing of DutchCo Ordinary Shares on the Mercato Telematico Azionario constitutes a condition precedent to the completion of the Merger.

Listing and trading of the DutchCo Ordinary Shares on the Mercato Telematico Azionario and the Spanish Stock Exchanges (through the SIBE) is envisaged to occur on or about the effective date of the Merger.

In order for DutchCo Ordinary Shares to be admitted to listing and trading on the Mercato Telematico Azionario, DutchCo shall submit to Borsa Italiana S.p.A. the relevant applications for admission to listing and for admission to trading.

In order for DutchCo Ordinary Shares to be admitted to listing on the Spanish Stock Exchanges for trading on the SIBE, DutchCo shall submit the relevant applications for admission to listing and trading to the managing companies of the Spanish Stock Exchanges and to the Spanish national securities market commission (Comisión Nacional del Mercado de Valores — the CNMV), respectively.

DutchCo will also have to obtain the necessary authorizations by the AFM and/or by the other competent authorities.

Please note that Special Voting Shares will not be listed for trading.

F.2	What are the benefits arising out from the double listing on the Mercato Telematico Azionario and on the Spanish Stock Exchanges?

The creation of a single — and more liquid — class of shares listed on the Mercato Telematico Azionario and on the Spanish Stock Exchanges should entail the following benefits:

• access to a larger pool of potential investors (both retail and institutional); in order to increase the investor base;

• increased liquidity derived from availability of a broad base of investors and from listing on more than one market;

• greater capacity of attracting new capital and diversification of sources (given the possibility to address both the Italian and the Spanish market);

• a supranational and neutral profile may foster the execution of integration transactions (such as mergers and acquisitions);

• pivotal role in the media context vis-à-vis financial analysts and professional investors; and

• greater institutional standing.

F.3	Can Mediaset shareholders elect to have their DutchCo Ordinary Shares traded on the Mercato Telematico Azionario or on the Spanish Stock Exchanges?

All DutchCo Ordinary Shares (other than those registered in the Loyalty Register) will be tradable on both the Mercato Telematico Azionario and on the Spanish Stock Exchanges.

Provided that all DutchCo Ordinary Shares will be assigned through the Italian clearing system managed by Monte Titoli, such shares allocated to former Mediaset shareholders will be held through a depositary participant to the system managed by Monte Titoli for trading on the Mercato Telematico Azionario and DutchCo Ordinary Shares distributed to former Mediaset España shareholders will be held through a depositary participant to the Spanish clearing system managed by Iberclear for trading on the Spanish Stock Exchanges.

However, all DutchCo Ordinary Shares can be tradable on Mercato Telematico Azionario or on

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the Spanish Stock Exchanges at the holder’s request.

F.4

When will be the last day of trading of Mediaset and Mediaset España shares and the first day of trading of DutchCo Ordinary Shares? If such date is not known as of today, how and when will we be informed?

In the light of the complexity of the Transaction and the various conditions precedent provided, it is not currently possible to determine the exact last day of trading of Mediaset and Mediaset España shares and the first day of trading of DutchCo Ordinary Shares.

The Merger as well as the Transaction as a whole is currently expected to be completed by the fourth quarter 2019.

In this respect, Mediaset will timely provide shareholders and the market with relevant information by means of a press release published before the last trading day of Mediaset and Mediaset Espana shares.

F.5	What will be the costs (if any) that Mediaset shareholders shall bear in connection with the assignment of DutchCo Ordinary Shares?

DutchCo will not charge Mediaset shareholders in connection with the automatic assignment of DutchCo Ordinary Shares upon effectiveness of the Merger other than any costs charged to the holders of shares of Mediaset by their respective custodians. As to any cost to be borne in connection with the subsequent trading of the DutchCo Ordinary Shares, we would suggest to verify this issue with your own authorized intermediaries.

F.6	When will Mediaset shareholders receive the DutchCo Ordinary Shares in exchange for their Mediaset shares?

Assuming the Merger is completed, book-entry positions previously representing Mediaset shares with depositary intermediaries participating in the centralized depositary and clearing system managed by Monte Titoli shall be exchanged for book-entry positions representing DutchCo Ordinary Shares issued to the Mediaset shareholders on the basis of the Exchange Ratio I and without interest, upon effectiveness of the Merger.

F.7	In connection with the listing of DutchCo Ordinary Shares, which will be the Home Member State? There will be any Host Member States?

The Netherlands will be DutchCo’s Home Member State for the purposes of the EU Transparency Directive (Directive 2004/109/EC, as amended). DutchCo, upon admission of the DutchCo Ordinary Shares to listing and trading on the Mercato Telematico Azionario and on the Spanish Stock Exchanges, will file a notification with the AFM and issue a press release to this effect in line with Directive 2013/50/EU (Transparency Directive II, which has modified Directive 2004/109/EC).

As a result, upon admission of the DutchCo Ordinary Shares to listing and trading on the Mercato Telematico Azionario and on the Spanish Stock Exchanges, DutchCo will be subject to financial and other reporting obligations under the “The Financial Supervision Act” (Wet op het financieel toezicht) (AFS) and the “Dutch Financial Reporting Supervision Act” (Wet toezicht financiële verslaggeving) (DFRSA), which both implement the EU Transparency Directive in the Netherlands.

Italy and Spain will be DutchCo’s Host Member States for the purposes of the EU Transparency Directive.

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G.   TAX AND ACCOUNTING

For purposes of section G.3, G.4, G.5, G.6 and G.7, the terms defined have the meaning described below.

References to “Non-Qualified Shareholdings” are to shareholdings in companies listed on regulated markets other than Qualified Shareholdings.

References to “Qualified Shareholdings” are to shareholdings in companies listed on regulated markets represented by the ownership of shares (other than savings shares), rights or securities through which shares may be acquired which represent overall voting rights exercisable at ordinary shareholders’ meetings of over 2% or an interest in the share capital of over 5%.

References to “Transfer of Qualified Shareholdings” are to transfers of shares (other than savings shares), rights or securities through which shares can be acquired, which exceed, over a period of twelve months, the threshold for their qualification as Qualified Shareholdings. The 12-month period rule becomes applicable from the date on which the securities and the rights owned represent a percentage of voting rights or interest in the capital exceeding the aforesaid threshold. For rights or securities through which holdings can be acquired, it is considered the percentage of voting rights or interest in the capital potentially attributable to the holdings.

G.1	What are the material tax consequences of the Merger for Mediaset shareholders?

Since DutchCo is resident in Italy for tax purposes, the tax regime of dividends deriving from the participation in DutchCo subsequent to the Merger is the same applicable to Mediaset shareholders prior to the Merger. Dividends received by DutchCo’s shareholders should in principle not be subject to Dutch dividend withholding tax (Dutch DWT), provided that the shareholders are not Dutch nor deemed Dutch tax residents (for these purposes, a non-Dutch tax resident shareholder which has a Dutch permanent establishment to which the shares can be allocated qualifies as a Dutch tax resident shareholder).

The Merger is a tax neutral transaction and, therefore, it does not trigger any capital gain in the hands of the Mediaset shareholders.

G.2	What are the tax consequences of Italian Mediaset shareholders’ election to participate in the Special-Voting Structure in connection with the Merger?

No material tax consequence would arise from the Mediaset shareholders’ election to participate in the Special-Voting Structure in connection with the Merger.

G.3	What tax regime will apply to Italian resident individuals holding DutchCo Ordinary Shares following the Transaction?

Tax regime for dividends

Dividends received by individual shareholders who are resident in Italy for income tax purposes in connection with a Non-Qualified Shareholding, not held in connection with a business activity, are subject to a final substitute tax at the rate of 26% and do not have to be reported in the shareholders’ annual income tax return.

The 26% substitute tax may be withheld by any authorized resident or non-resident depository of the DutchCo Ordinary Shares that is a member of the centralized deposit system managed by Monte Titoli, as well as by members of foreign centralized deposit systems which participate in the Monte Titoli system. For these purposes, non-resident intermediaries must appoint a fiscal representative in Italy, such as banks, Italian resident broker-dealers, permanent establishments in Italy of non-resident banks and broker-dealers, or an investment management company authorized pursuant to the TUF.

Dividends paid to such individual shareholders, who have entrusted the management of their financial assets, including the DutchCo Ordinary Shares, to an authorized intermediary and have expressly elected for the discretionary investment portfolio regime (“Risparmio Gestito” regime,

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as illustrated below) are not subject to the tax regime described above, and are included in the computation of the accrued annual increase in value of the managed assets, subject to a 26% substitute tax (see the following sub-paragraph relating to taxation of capital gains realized by resident individual shareholders from the Transfer of a Non-Qualified Shareholding).

Dividends received by resident individual shareholders, holding the DutchCo Ordinary Shares in connection with a business activity, are not subject to any withholding or substitute tax, if the relevant shareholders make a specific declaration to the payor before the payment of the dividends. Such dividends are partially included in the individual shareholders’ taxable income, subject to personal income tax (“IRPEF”) for (i) 58.14% of their amount as to dividends paid out of profits realized in the tax years following the one in progress on 31 December 2016, (ii) 49.72% of their amount as to dividends paid out of profits realized in the tax years up to that in progress on 31 December 2016, and (iii) 40% of their amounts as to dividends paid out of profits realized in the tax years up to that in progress on 31 December 2007. For these purposes, profits realized in the tax years up to the tax year in progress on 31 December 2007, and then profits realized in the tax years up to the tax year in progress on 31 December 2016 are deemed to be distributed first. IRPEF is generally levied at progressive rates ranging from 23% to 43%, plus local surcharges.

Dividends received by Italian individual resident shareholders not engaged in a business activity owning a Qualified Shareholding and paid out of profits realized up to the tax years in progress on 31 December 2017 are partially included in the shareholders’ IRPEF taxable income with the same percetange described above for resident individual shareholders, holding the DutchCo Ordinary Shares in connection with a business activity, provided that the relevant distributions are resolved between 1 January 2018 and 31 December 2022. Therefore, such dividends will not be subject to any withholding or substitutive tax.Pursuant to Article 1 (999-1006) of Law No. 205/2017 (the “Italian Budget Law for 2018”), dividends received starting from 1 January 2018 by resident individual shareholders not engaged in a business activity, in connection with a Qualified Shareholding are subject to the same 26% substitute tax applicable in connection with dividends received on Non-Qualified Shareholding and do not have to be reported in the shareholders’ annual income tax return.

Moreover, subject to certain limitations and requirements (including a minimum holding period), Italian resident individuals not holding the DutchCo Ordinary Shares in connection with a business activity, may be exempt from any taxation on dividends received on the DutchCo Ordinary Shares if the DutchCo Ordinary Shares are included in a long-term savings account (Piano di Risparmio a Lungo Termine) that meets the requirements set forth in Article 1(100-114) of Law No. 232/2016 (the “Finance Act 2017”).

Tax regime for capital gains realized upon transfer of shares

(i) Italian resident individuals not carrying out business activities

Pursuant to Article 1 (999-1006) of the Italian Budget Law for 2018, capital gains realized as of 1 January 2019 by Italian resident individual shareholders not engaged in a business activity, through both the Transfer of Qualified Shareholdings and the Transfer of non-Qualified Shareholdings will be subject to substitute tax at a 26% rate. The taxpayer may opt for one of the following three regimes:

(a)                                 Taxation under tax return regime (“Regime della Dichiarazione”). Under the tax return regime, which is the standard regime for taxation of capital gains realized by Italian resident individuals not carrying out a business activity, a 26% substitute tax on capital gains will be chargeable, on a cumulative basis, on all capital gains, net of any relevant incurred capital loss of the same nature. The mentioned substitute tax must be paid within the deadline for the payment of the balance income tax due on the basis of the tax return. Capital losses in excess of capital gains (pursuant to Decree No. 66/2014, starting from 1 July 2014, in the reduced amount of 76.92%, for capital losses suffered from 1 January 2012 to 30 June 2014) may be carried forward against capital gains of the same nature realized in the following four years, provided that such capital losses are reported in the tax return of the year when they were realized. The tax return method is mandatory in the event that the taxpayer does not choose one of the two alternative regimes mentioned in (b) and (c) below.

(b) Non-discretionary investment portfolio (“Risparmio Amministrato”) regime (optional). Pursuant to Article 6 of Decree No. 461/1997, Italian resident individuals holding

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DutchCo Ordinary Shares otherwise than in connection with business activity may elect to pay 26% substitute tax, separately on capital gains realized on each transfer of the DutchCo Ordinary Shares. Such separate taxation of capital gains is allowed provided (i) the DutchCo Ordinary Shares being deposited with Italian banks, SIMs or certain authorized financial intermediaries; and (ii) an express election by the relevant shareholder for the Risparmio Amministrato regime being made in writing in due time. Under the Risparmio Amministrato regime, the financial intermediary is responsible for accounting for the due substitute tax in respect of capital gains realized on each transfer of the DutchCo Ordinary Shares (as well as in respect of capital gains realized at revocation of its mandate), net of any relevant incurred capital loss of the same nature. Pursuant to Decree No. 66/2014, starting from 1 July 2014, capital losses are to be considered in the reduced amount of 76.92%, for capital losses suffered from 1 January 2012 to 30 June 2014. Then the intermediary is required to pay the due amount of tax to the Italian tax authorities on behalf of the taxpayer, by deducting a corresponding amount from proceeds to be credited to the shareholder or using funds provided by the shareholder for this purpose. Under the risparmio amministrato regime, where a transfer of the DutchCo Ordinary Shares results in capital loss, such loss may be deducted from capital gains of the same nature subsequently realized within the same relationship of deposit in the same tax year or in the following tax years up to the fourth. Under the Risparmio Amministrato regime, the shareholder is not required to declare capital gains in its annual tax return.

(c)                                  Discretionary investment portfolio (“Risparmio Gestito”) regime (optional). Pursuant to Article 7 of Decree No. 461/1997, any capital gains accrued on DutchCo Ordinary Shares held otherwise than in connection with business activity by Italian resident individuals who have entrusted the management of their financial assets, including the DutchCo Ordinary Shares, to an authorized intermediary and have elected for the Risparmio Gestito regime will be included in the computation of the annual increase in value of the accrued managed assets result, even if not actually received, at year end, which is subject to a 26% substitute tax to be applied on behalf of the taxpayer by the managing authorized intermediary. Please note that the increase in value of the accrued managed assets result shall be determined net of the amount of income on which a withholding tax has been levied yet, exempted income, income not subject to taxation, or, in any case, other income that concur to the comprehensive taxpayer’s taxable base and income received by Italian Real Estate OICRs. Under the Risparmio Gestito regime, any depreciation of the managed assets accrued at year end (pursuant to Decree No. 66/2014, starting from 1 July 2014, in the reduced amount of 76.92%, for depreciation of managed assets accrued between 1 January 2012 and 30 June 2014) may be carried forward against increase in value of the managed assets accrued in any of the four following tax years. Under the Risparmio Gestito regime, the shareholder is not required to report capital gains realized in its annual tax return.

Moreover, subject to certain limitations and requirements (including a minimum holding period), Italian resident individuals not holding the shares in connection with a business activity, may be exempt from any taxation on capital gains realized on the Transfer of a Non-Qualified Shareholding if the DutchCo Ordinary Shares are included in a long-term savings account (Piano di Risparmio a Lungo Termine) that meets the requirements set forth in Article 1(100-114) of the Finance Act 2017.

(ii) Individuals shareholders holding the DutchCo Ordinary Shares in connection with a business activity

Capital gains realized by partnerships and similar entities or Italian residents on the sale or disposal of the DutchCo Ordinary Shares held in connection with a business activity, are included in the recipients’ overall taxable income in an amount equal to 58.14% of such capital gains.

G.4	What tax regime will apply to Italian resident corporations and not commercial entities holding DutchCo Ordinary Shares following the Transaction?

Tax regime for dividends

(i) Partnerships (excluding non-commercial partnerships), companies and other commercial entities, which are resident in Italy for tax purposes

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Dividends received by partnerships and similar entities, companies or entities subject to the corporate income tax (“IRES,” currently levied at a rate of 24%), such as joint stock companies, partnerships limited by shares, limited liability companies, public and private entities (other than companies) and trusts whose sole or principal purpose is to carry on a business activity, which are resident in Italy for income tax purposes, are not subject to any withholding or substitute tax and are included in the recipient’s overall taxable income.

In particular, dividends received by:

1)             partnerships and similar entities (e.g., società in nome collettivo or società in accomandita semplice) are partially included in the ultimate recipient’s overall taxable income and subject to ordinary taxation in its hands according to the taxable percentage as determined by law (currently equal to 49.72%);

2)             entities subject to IRES (e.g., commercial and non-commercial entities such as società per azioni or società in accomandita per azioni), are included in the entities’ total taxable income for an amount equal to 5% of the received dividend amount. However, if the recipient is a company applying the international accounting standards (IAS/IFRS), dividends arising from securities accounted for in the financial statements as held for trading purposes only, would be fully included in the recipient’s total taxable income.

For some kinds of companies and under certain conditions, the dividends received will also be included in the taxable income subject to the Regional Tax on Business Activities (“IRAP”).

(ii) Italian non-commercial entities

Dividends received by non-commercial entities which are resident in Italy for income tax purposes are not subject to any withholding or substitute tax and are included in the recipient’s overall taxable income for (i) 77.74% of their amount, with respect to dividends paid out of profits realized in the tax years up to that in progress on 31 December 2016, and (ii) 100% of their amount, with respect to dividends paid out of profits realized in the tax years following that in progress on 31 December 2016.

Tax regime for capital gains realized upon transfer of shares

(i) Companies and commercial entities

Capital gains realized by Italian resident companies subject to IRES, private and public entities and trusts whose sole or principal purpose is to carry out a business activity, are included in their taxable income and are subject to IRES according to the ordinary rules. If the DutchCo Ordinary Shares were held and accounted for as fixed financial assets in the three-year period preceding the disposal, the shareholder may elect to spread any realized gain on a straightline basis across the five-year period commencing in the tax year in which the gain is realized and the following four.

However, capital gains arising from the disposal of the DutchCo Ordinary Shares are tax-exempt for 95% of such capital gains, whereas the remaining 5% is included in the shareholders’ taxable income and is subject to IRES, if the following conditions are met:

a)             the shareholding must be held, without interruption, from the first day of the twelfth month preceding the month in which the sale occurs (the most recently purchased shares being deemed to have been sold first);

b) the shareholding must be accounted for in the financial statements of the shareholder as a fixed financial asset in the first year of the holding period;

c)              residence for tax purposes of the participated entity in a country or territory other than the low tax jurisdictions individuated according to the criteria set forth by Article 47 bis(1) of Presidential Decree No. 917/1986, or, alternatively, proof having been given even through a tax ruling according to the terms set forth in paragraph 3, lett. b), of Article 47 bis of Presidential Decree No. 917/1986, that the effect was not that of locating the income in low tax jurisdictions as identified by the same in Article 47 bis (1). This requirement must be met at the time when the capital gain is realized without interruption: (i) from the start of the period of ownership; or (ii) at least from the start of the fifth tax period before the gain is realized if the relevant ownership has been lasted for more than five tax periods and the purchaser is not part of the same corporate group of the selling

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shareholder; and

d)             the participated entity carries out a commercial business activity according to the definition set forth in Article 55 of the Presidential Decree No. 917/1986; however, this requirement is not relevant for shareholdings in companies whose securities are traded on regulated markets (as for the DutchCo Ordinary Shares). This requirement must be met at the time when the capital gain is realized without interruption from at least the start of the third tax period before the gain is realized.

The transfer of the DutchCo Ordinary Shares belonging to the category of fixed financial assets and those belonging to the category of working capital are to be considered separately with reference to each category. If the aforementioned requirements are met, the capital losses made on holdings are not deductible from business income.

Under certain conditions, capital gains on the DutchCo Ordinary Shares realized by certain companies and commercial entities are also subject to IRAP, at ordinary rates.

(ii) Non-commercial entities, which are resident in Italy for tax purposes

Capital gains realized on the sale or disposal of the DutchCo Ordinary Shares by Italian-resident public or private non-commercial entities and trusts are subject to the tax regime described in connection with capital gains realized by Italian resident individual shareholders otherwise than in connection with a business activity.

G.5	What tax regime will apply to Italian pension funds holding DutchCo Ordinary Shares following the Transaction?

Tax regime for dividends

Dividends received by Italian pension funds established pursuant to Article 17 of Legislative Decree No. 252/2005 are not subject to any withholding tax or substitute tax and are included in the annual net accrued results of such pension funds, which are subject to a substitute tax of 20%. Subject to certain limitations and requirements (including a minimum holding period), dividends received by certain pension funds, not in connection with a Qualified Shareholding, may be exempt from any taxation pursuant to Article 1(88-114) of the Finance Act 2017.

Tax regime for capital gains realized upon transfer of shares

Capital gains realized by Italian resident pension funds are subject to the same tax regime described under the paragraph relating to the taxation regime of dividends received by such funds, above.

G.6	What tax regime will apply to Italian investment funds, SICAVs and SICAFs (other than a real estate SICAFs) holding DutchCo Ordinary Shares following the Transaction?

Tax regime for dividends

Dividends received by Italian investment funds and by Italian investment companies with variable or fixed capital (SICAVs and SICAFs), provided that (i) they are established in Italy and (ii) the fund, SICAV, SICAF or their manager are subject to the supervision of a regulatory authority, are not subject to any withholding tax or substitute tax, but must be included in the management results of the investment funds, SICAVs or SICAFs.

Dividends received by Italian-resident real estate investment funds established pursuant to Article 37 of the TUF, and Article 14-bis of Law No. 86 of 25 January 1994, and by Italian real estate SICAF are not subject to any withholding or substitute tax.

In some circumstances, the income realized by an Italian non-institutional real estate investment funds may be attributed to their non-institutional investors (thus being included in their income taxable in Italy) holding an investment of more than 5% of the fund assets.

Tax regime for capital gains realized upon transfer of shares

Capital gains realized by Italian resident Investment Funds, SICAVs and SICAFs are subject to the same tax regime described under the paragraph relating to the taxation regime of dividends received by such entities, above.

Capital gains realized by real estate investment funds and real estate SICAFs are subject to the

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same tax regime described under the paragraph relating to the taxation regime of dividends received by such entities, above.

G.7	What tax regime will apply to Non-Italian resident shareholders holding DutchCo Ordinary Shares following the Transaction?

Tax regime for dividends

Dividends received by non-resident shareholders who have a permanent establishment in Italy through which the shareholding is held, are not subject to any withholding or substitute tax in Italy and are included in the permanent establishment’s taxable income for an amount equal to 5% of the dividend amount, or for its entire amount if the recipient applies the international accounting standards (IAS/IFRS) and the dividends arise from securities accounted for in the financial statements as held for trading purposes only. For some kinds of non-Italian resident companies which hold the shares through a permanent establishment in Italy to which the shares are effectively connected and under certain conditions related to the classification of the dividends in the balance sheet, the dividends received will be also included in the taxable income subject to the IRAP.

Dividends received by shareholders who are not resident in Italy for tax purposes and do not have a permanent establishment in Italy through which the shareholding is held, are subject to a final substitute tax at a 26% rate.

The substitute tax is reduced to:

a)             1.20% on dividends paid to companies and entities (i) residing in an EU Member State, or a State that is part of the European Economic Area and is included in the list of States and territories allowing an adequate exchange of information with the Italian tax authorities; and (ii) subject to corporate income tax in their country of residence. The reduced tax rate is equal to 1.65% for dividends paid out of profits realized in the tax periods up to that in progress on 31 December 2007.For these purposes, the relevant depository must timely receive a request for the application of the reduced substitute tax, which should include a certificate from the tax authorities of the beneficial owner’s country of residence stating that the beneficial owner is a resident of that country for tax purposes and, as such, is subject to tax in that country;

b)             11% on dividends paid out to pension funds residing in an EU Member State, or in a State that is part of the European Economic Area and is included in the list of States and territories allowing an adequate exchange of information with the Italian tax authorities.

This substitute tax may be withheld by any authorized resident or non-resident depository of the DutchCo Ordinary Shares that is a member of the centralized deposit system managed by Monte Titoli, or of foreign centralized deposit systems that participate in the Monte Titoli system.

Under domestic Italian tax law, a non-Italian resident shareholder, other than investors in savings shares and the companies and entities that satisfy the conditions under a) and b), above, may recover up to 11/26 of the substitute tax levied in Italy on dividends by presenting evidence to the Italian tax authorities that an income tax has been fully paid on the dividends in the shareholder’s country of residence, in an amount at least equal to the total refund claimed.

Alternatively, in the case of non-Italian resident shareholders residing in a country that is party to a convention against double taxation with Italy, the substitute tax can be applied by the depository, or by its fiscal representative in Italy, if the depository is not a resident entity, at the lower rate provided by such convention. For this purpose, the relevant depository of the DutchCo Ordinary Shares has to be provided, before the dividend payment, with a self-declaration from the non-Italian resident beneficial owner made pursuant to the guidelines issued by the Italian tax authorities and a tax residence certificate issued by the tax authority of its country of residence.

According to Article 27-bis of Presidential Decree No. 600/1973, approved in accordance with EU Council Directive 90/435/EEC of 23 July 1990 (the “Parent-Subsidiary Directive”), as amended by the EU Council Directive 123/EC of 12 December 2006, a non-resident company is entitled to ask for the refund of any Italian withholding tax applied on dividends paid by an Italian resident company provided that such non-resident company:

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(a) takes one of the legal forms listed in the Annex to the Parent-Subsidiary Directive,

(b) is resident for income tax purposes in a Member State of the European Union and, under the terms of a convention against double taxation concluded with a third State is not considered to be resident for tax purposes outside the European Union,

(c) is subject in its Country of residence to one of the taxes listed in the Parent-Subsidiary Directive, without benefiting from an optional or exemption regime, and

(d) holds for an uninterrupted period of at least one year a shareholding representing at least 10% of the DutchCo’s share capital.

For such purpose, the non-Italian resident company should submit (i) a certificate issued by the tax authorities of its Country of residence stating that the conditions under letters (a), (b) and (c) above are met, and (ii) a declaration confirming that the condition under letter (d) above has been satisfied.

Furthermore, as clarified by the Italian tax authorities, if all the above conditions are met, and as an alternative to the reimbursement request after the payment of the dividends, the non-Italian resident company — provided that the one year minimum holding period has already expired when the dividend is paid — can directly request to the depository of the shares not to apply the 26% substitutive tax by submitting in due course the same documents indicated above.

Dividends distributed to Dutch shareholders

Pursuant to the tax treaty in place between Italy and the Netherlands, profit distributions by DutchCo should effectively not be subject to Dutch DWT, since DutchCo is resident in Italy for tax purposes, save from profit distributions made to Dutch (or deemed Dutch) tax resident shareholders (for these purposes, a non-Dutch tax resident shareholder which has a Dutch permanent establishment to which the shares can be allocated qualifies as a Dutch tax resident shareholder). In the latter case, whereby DutchCo distributes profits to Dutch or deemed Dutch tax resident shareholders, DutchCo would generally be required to withhold the Dutch DWT. A Dutch tax resident shareholder can generally credit this Dutch DWT against its Dutch individual income tax (in case the Dutch shareholder is an individual) or Dutch corporate income tax (Dutch CIT) (in case the Dutch shareholder is an entity), as applicable, and such shareholder is generally entitled to a refund in the form of a negative assessment of Dutch individual income tax or Dutch CIT, as applicable, to the extent that such Dutch DWT, together with any other creditable domestic and/or foreign taxes, exceeds such shareholder’s aggregate Dutch individual income tax or aggregate Dutch CIT liability.

Tax regime for capital gains realized upon transfer of shares

Capital gains realized by non-Italian resident shareholders without a permanent establishment in Italy through which the relevant DutchCo Ordinary Shares are held, from the:

a)             transfer of a Non-Qualified Shareholding are not subject to taxation in Italy since the DutchCo Ordinary Shares are listed in a regulated market. In order to benefit from this exemption, such non-Italian resident persons may need to file a certificate evidencing their residence outside of Italy for tax purposes; or

b)             transfer of a Qualified Shareholding, are included in the shareholder’s taxable income for an amount equal to 58.14% of the capital gains. However, pursuant to Article 1 (999-1006) of the Italian Budget Law for 2018, capital gains realized starting from 1January 2019 will be subject to the 26% substitute tax.

The tax regime described above will not prevent the application, if more favourable to the taxpayer, of any different provisions of any applicable convention against double taxation with Italy. Most conventions against double taxation entered into by Italy provide that capital gains realized on the disposal of shares are subject to tax only in the country of residence of the seller. In such a case, the capital gains realized by non-resident shareholders on the disposal of the DutchCo Ordinary Shares will not be subject to tax in Italy.

Capital gains realized by non-resident shareholders holding the shareholding through a permanent establishment in Italy are included in the permanent establishment’s overall taxable income and are subject to tax in accordance with the tax regime indicated for capital gains realized by Italian resident companies or commercial entities described above.

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G.8	As of what date will the accounting effects of the Transaction be recorded?

According to Dutch and Italian applicable accounting regulations, the accounting effects of the Transaction will be backdated to the first day of the DutchCo’s financial year in which the Merger will become effective.

According to Spanish applicable accounting regulations, the accounting effects of the Transaction will be backdated as of the first day of the DutchCo’s financial year in which the Mediaset España general meeting has approved the Merger.

Therefore, should the Merger become effective by the end of 2019, the accounting effects of the Merger in Spain, Italy and the Netherlands would be backdated to 1 July 2019; should the Merger become effective in 2020, the accounting effects of the Merger in Italy and in the Netherlands would be backdated to 1 January 2020, while the accounting effects of the Merger in Spain would be backdated to 1 July 2019.

According to Article 172, paragraph 9, of Italian Presidential Decree No. 917 of 22 December 1986, the Merger Deed will provide that for the purposes of income taxes the effects of the Merger will be backdated to the first day of the DutchCo’s tax period in which the Merger will become effective.

G.9	What is the accounting treatment applicable to the Transaction?

Under IFRS, the Transaction consists in a reorganization of existing legal entities which does not give rise to any change of control, being DutchCo’s share capital currently entirely owned by Mediaset and being the majority of Mediaset España’s share capital currently owned by Mediaset. The Transaction, that essentially involves the acquisition of the shares held by the minority shareholders of Mediaset Espana in exchange for the issue of new shares in DutchCo, constitutes a “business combination involving entities or businesses under common control” and, as such, is excluded from the mandatory scope of application of IFRS 3-Business Combinations. Accordingly in the consolidated balance sheets subsequent to the Transaction, the value of assets and liabilities will be equal to those existing prior to the Transaction and any difference between the fair value of the newly-issued shares in DutchCo and the carrying value of the non-controlling interests attributable to the minority shareholders of Mediaset Espana (at the Transaction date) will be recorded in an equity reserve.

On the other hand, under 21st Valuation Rule of the Spanish General Accounting Plan, the contributing company in the Mediaset España Segregation (i.e., Mediaset España) shall measure its investment at the carrying amount at which the contributed items are recognized in the consolidated annual accounts at the transaction date, in accordance with the rules for consolidated annual accounts. The acquirer (GA Mediaset) shall recognize those items at the same amount.

G.10	Are there any other relevant tax aspects connected to the Transaction?

Since Mediaset is acting as consolidating entity of a domestic tax consolidation group, DutchCo will file a ruling with the Italian tax authorities aimed at obtaining confirmation that such tax consolidation group will not terminate due to the Transaction.

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H.   CORPORATE GOVERNANCE OF MFE - MEDIAFOREUROPE N.V.

H.1	Is Mediaset Investment N.V. expected to maintain its current corporate name?

Upon completion of the Merger, Mediaset Investment N.V. will be renamed “MFE - MEDIAFOREUROPE N.V.”.

H.2	How can Mediaset shareholders attend the general meeting of shareholders of MFE following completion of the Merger?

Each shareholder entitled to vote and each person holding an usufruct to whom the right to vote on the DutchCo Ordinary Shares accrues shall be authorized to attend the meeting of shareholders and to exercise its voting rights. The board of directors shall set a record date on the twenty-eighth day prior to the meeting so as to establish which persons are entitled to attend and vote at the meeting. Only holders of shares at such record date are entitled to attend and vote at the meeting. The notice convening the meeting shall state the record date and the manner in which the persons entitled to attend the meeting may register and exercise their rights. Those entitled to attend a meeting may be represented at the meeting by a proxy holder appointed in writing.

H.3	Where will the general meetings of shareholders be held following completion of the Merger?

Following the completion of the Merger, the general meetings of MFE will be held in Amsterdam or Haarlemmermeer (including Schiphol Airport) the Netherlands.

H.4	Why will the shareholders’ meeting of MFE not be held in Italy?

Shareholders’ meetings of Dutch companies must be held in the Netherlands pursuant to a mandatory provision of Dutch law. Article 32 of the articles of association of MFE also provides for the precise places in the Netherlands where the meetings may be held.

H.5	Will MFE shareholders be entitled to vote by correspondence or by e-mail?

The board of directors of MFE will have the power to establish that the rights to vote and to attend shareholders’ meetings may be exercised by means of electronic communication systems, provided, however, that each person entitled to attend the shareholders’ meeting, or his/her proxy holder, may be identified by such means of electronic communications systems and has a direct knowledge of the discussions at the meeting.

H.6	What will MFE shareholders have to do to attend MFE shareholders’ meetings?

Each person entitled to attend the shareholders’ meeting, or his/her proxy holder, is allowed to attend the meeting upon written notification to MFE (to be sent to the address and within the term indicated in the notice convening the meeting) as to his/her intention to attend the meeting. The proxy holder is required to provide for the documentation attesting his mandate.

H.7	How will MFE shareholders be informed about the date, place and agenda of shareholders’ meetings?

The notice convening the shareholders’ meeting will be given by the board of directors of MFE with due observance of the statutory notice period of forty-two days.

The board of directors of MFE may provide that shareholders and other persons entitled to attend the meeting of shareholders are given notice of the meeting’s convening date exclusively on the company’s website and/or by other electronic means of public announcement. Such provisions are applicable by analogy to other notices and notifications directed to shareholders and other persons entitled to attend a shareholders’ meeting.

The notice convening the shareholders’ meeting will state (i) the subject to be dealt with, (ii) venue and time of the meeting, (iii) the requirements for admittance to the meeting as prescribed in Article 31.3 of the articles of association of MFE, as well as the information referred to in Article 36.3 (if applicable) of such articles of association, and (iv) the address of the company’s website, and such

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other information as may be required by law.

Accordingly, following the completion of the Merger, the minimum period to elapse between the date of the notice convening the meeting and the shareholders’ meeting will be longer than the one currently applicable to Mediaset shareholders.

H.8	Will rights of Mediaset shareholders change upon completion of the Merger?

Given the Dutch nationality of MFE, the rights enjoyed by the current Mediaset shareholders (who as a result of the Merger will become MFE shareholders) shall change following the Merger, and shall be subject to Dutch law and the articles of association of MFE.

For further information on the rights allocated to MFE shareholders, please refer to the “Comparative table of the rights to which shareholders of Mediaset, Mediaset España and MFE are entitled” attached hereto as Schedule 1 which provides a comparative summary of: (a) the current rights of Mediaset shareholders on the basis of Italian law and the articles of association of Mediaset; (b) the current rights of Mediaset España shareholders under Spanish law and the articles of association of Mediaset España; and (c) the rights that will apply to Mediaset and Mediaset España shareholders, as MFE shareholders, following the completion of the Merger on the basis of Dutch law and the articles of association of MFE.

H.9	What are the Qualifying Shareholding Obligation and the Contractual Obligation, as provided for in the articles of association of MFE?

The proposed version of the articles of association of MFE provides for certain specific dispositions, and namely:

(i)             the prohibition for shareholders — whether on their own or together with persons acting in concert — to hold, at any time, directly or indirectly, a participation in MFE representing a percentage of DutchCo Ordinary Shares and/or of voting rights which:

•                  is in excess of the percentage permitted by any provision of law (including laws safeguarding media pluralism and antitrust law) which is applicable to (a) MFE and/or (b) any of its group companies, and/or (c) shareholders of MFE and/or (d) Mediaset and/or Mediaset España, as legal predecessors of MFE; and/or

•                  is in violation of a decision, issued by any authority, which is applicable to (a) MFE, and/or (b) any of its group companies, and/or (c) shareholders of MFE, and/or (d) Mediaset and Mediaset España, as legal predecessors of MFE;

(the Qualified Shareholding Obligation);

(ii)        the obligation, on part of any shareholder of MFE, to always act in compliance with any contractual arrangements relating to the DutchCo Ordinary Shares held by such shareholder which is effective between such shareholder and MFE (including, for the avoidance of doubt, any contractual arrangements inherited by MFE from Mediaset and/or Mediaset España — and originally relating to shares issued by the same —, as legal predecessors);

(the Contractual Obligation);

(iii)     the possibility that the board of directors of MFE resolve to suspend the voting rights (as well as the rights to participate at the general meetings of MFE) attached to DutchCo Ordinary Shares — or to Special Voting Shares, if received — held by shareholders acting in violation of the Qualified Shareholding Obligation and/or the Contractual Obligation.

H.10	What are the main characteristics of Dutch company law?

An overview on the main characteristics of Dutch company law is included in the explanatory report drawn up by the board of directors of Mediaset, available on the corporate website of Mediaset (www.mediaset.it) as well as in the “Comparative table of the rights to which shareholders of Mediaset, Mediaset España and MFE are entitled”, attached hereto as Schedule 1.

H.11	Which Corporate Governance Code will MFE adopt?

MFE will adopt the Dutch Corporate Governance Code.

The Dutch corporate governance code contains best practice principles for listed companies. The

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principles may be regarded as reflecting the general views on good corporate governance and create a set of standards governing the conduct of the respective corporate bodies of a listed company.

The application of the Dutch corporate governance code is based on the so-called “comply-or-explain” principle. Accordingly, listed companies are required to disclose, in their annual board report, whether or not they are complying with the various best practice principles of the Dutch corporate governance code. If a company deviates from a best practice principle in the Dutch corporate governance code, the reason for such deviation must be properly explained in the annual board report

The board of directors of Mediaset acknowledges the importance of good corporate governance. The board of directors of Mediaset agrees with the general approach and with the majority of the provisions of the Dutch corporate governance code. However, considering DutchCo’s interests and the interest of its shareholders, it is expected that the Senior Non-Executive Director — unlike what is provided for under the Dutch corporate governance code — will not be an independent director.

H.12	How will directors of MFE be selected and appointed upon effectiveness of the Merger?

After the Merger, in accordance with Dutch law, directors will be appointed by the shareholders’ meeting (upon prior binding nomination proposed by the board of directors) with the favourable vote of the majority of the votes validly cast. However, the shareholders’ meeting may deprive the nomination of its binding character by a resolution passed with a two-third majority of the votes validly cast without a quorum being required. Dutch law does not permit a company to give minority shareholders the right to appoint one or more directors and, therefore, the “voting list” mechanism (voto di lista) currently applicable to Mediaset will not be applicable to MFE. However, the board of directors will include an appropriate number of independent directors in accordance with Dutch law and the Dutch Corporate Governance Code.

H.13	How will the composition of the board of directors change following the Transaction?

MFE will have a one-tier board, consisting of 14 directors, of which Pier Silvio Berlusconi, Marco Giordani, Gina Nieri, Niccolo’ Querci, Stefano Sala and Paolo Vasile are expected to be the initial executive directors; Marina Berlusconi, Fedele Confalonieri and Danilo Pellegrino are expected to be the initial non-executive directors; and Marina Brogi, Consuelo Crespo Bofil, Francesca Mariotti, Borja Prado Eulate and Carlo Secchi are expected to be the initial non-executive independent directors.

H.14	Will the board of directors of MFE create an audit committee and a compensation and nominating committee?

On or about the effective date of the Merger, it is expected that the new board of directors of MFE will establish an audit committee and a compensation and nominating committee within its members in accordance with the Dutch corporate governance code.

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I.   ADDITIONAL TRANSACTION FEATURES

I.1	How will the dividend distribution policy of MFE be following the Transaction?

In line with the current dividend policy, the following factors will be taken into consideration in connection with MFE’s future dividend policy: group profits, free cash flow generation, any financial or other economic commitments and potential strategic investments.

Unless contingent circumstances (including the launch by MFE of a buy-back program for a maximum aggregate amount of Euro 280 million) suggest to adopt a different policy, the remuneration of the MFE shareholders, through ordinary dividends or other technical forms, will not be lower than 50% of the net consolidated profits in any year.

I.2	Is a payment of dividend envisaged following the Merger?

Upon the completion of the Merger, MFE plans to make a distribution of a dividend, pursuant to Dutch law, for a total gross amount of Euro 100 million to all shareholders of MFE.

I.3	Will a new buy-back program be launched in the future by MFE?

After the completion of the Merger, MFE plans to launch a buy-back program for a maximum aggregate amount of Euro 280 million (less the aggregate amount necessary to purchase withdrawn shares in the context of the Merger, if any).

MFE will buy back shares up to a maximum price per share of Euro 3.4.

* * *

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IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This document is for informational purposes only and is not intended to and does not constitute an offer or invitation to exchange or sell or solicitation of an offer to subscribe for or buy, or an invitation to exchange, purchase or subscribe for, any securities, any part of the business or assets described herein, or any other interests or the solicitation of any vote or approval in any jurisdiction in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This document should not be construed in any manner as a recommendation to any reader of this document. No offer of securities shall be made.  This document is not a prospectus, product disclosure statement or other offering document for the purposes of Directive 2003/71/EC of the European Parliament and the Council of 4 November 2003, as amended, in particular, by Directive 2010/73/EC of the European Parliament and the Council of 24 November 2010, as amended and as implemented in each member State of the European Economic Area and under Italian, Spanish and Dutch law.

This document does not represent an offer to the public in Italy, pursuant to Section 1, letter (t) of Legislative Decree no. 58 of February 24, 1998, as amended and supplemented, nor in Spain, pursuant to article 35.1 of the restated text of the Securities Market Act approved by Royal Legislative Decree 4/2015, dated 23 October. The release, publication or distribution of this document in certain jurisdictions may be restricted by law, and therefore persons in such jurisdictions into which this document is released, published or distributed should inform themselves about and observe such restrictions.

Nothing in this document constitutes an offer of securities for sale in the United States within the meaning of the Securities Act or in any other jurisdiction where it is unlawful to do so, or a solicitation of votes for the general meeting of shareholders described herein. The securities referred to in this document have not been, and will not be, registered under the Securities Act or the securities laws of any state in the United States, and any representation to the contrary is a violation of law. The securities referred to in this document may not be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons, both as defined in Regulation S under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state or local securities laws.

* * *

US investors disclaimer

This Transaction is made for the securities of a foreign company.  The Transaction is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the documents, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the Transaction, such as in open market or privately negotiated purchases.

* * *

Forward Looking Statements

This document contains certain forward-looking statements relating to Mediaset, Mediaset España and the proposed business combination between them. All statements included in this document concerning activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors, including, but not limited to, the following: volatility and deterioration of capital and financial markets, changes in general economic conditions, economic growth and other changes in business conditions, changes in government regulation, uncertainties as to whether the proposed business combination will be consummated, uncertainties as to the timing of the proposed business combination, uncertainties as to how many shareholders will participate in the proposed business combination, the risk that the announcement of the proposed business combination may make it more difficult for Mediaset or Mediaset España to establish or maintain relationships with its employees, suppliers and other business partners, the risk that the businesses of Mediaset or Mediaset España will be adversely impacted during the pendency of the proposed business combination; the risk that the operations of Mediaset or Mediaset España will not be integrated successfully, and other economic, business and competitive factors affecting the businesses of Mediaset and Mediaset España generally, including those set forth in the annual reports for the year ended 31 December 2018 of Mediaset and Mediaset España.

Mediaset and Mediaset España and their affiliates, directors, advisors, employees and representatives, expressly disclaim any liability whatsoever for such forward-looking statements.

These forward-looking statements speak only as of the date of this document and neither Mediaset nor Mediaset España undertake obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.  Mediaset and Mediaset España shall not have any obligation to correct any inaccuracies therein or omissions therefrom which may become apparent.

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Schedule 1

Comparative table of the rights to which shareholders of Mediaset, Mediaset España and MFE are entitled

The table below provides a comparative summary: (a) of the current rights of shareholders of Mediaset under Italian law and the articles of association of Mediaset; (b) of the current rights of shareholders of Mediaset España under Spanish law and the articles of association of Mediaset España; and (c) of the rights that will be due to shareholders of MFE as a result of the Merger becoming effective, pursuant to Dutch law and the articles of association of MFE.

The current articles of association of Mediaset are available on its corporate website (www.mediaset.it).

The current articles of association of Mediaset España are available on its corporate website (www.telecinco.es).

The proposed articles of association of MFE are available on Mediaset and Mediaset España’s corporate website, attached to the Common Merger Plan.

The table below provides only a summary of certain selected legal provisions applicable to the Merging Companies, which are deemed relevant for shareholders themselves. The table has the mere purpose of providing information and cannot be considered complete or exhaustive.

Capitalized terms shall have the same meaning ascribed to them in the “Questions and Answers”.

Provisions applicable to Mediaset shareholders	Provisions applicable to Mediaset España shareholders	Provisions applicable to MFE shareholders

Capitalisation

As at the date hereof, the share capital of Mediaset amounts to Euro 614,238,333.28, divided into No. 1,181,227,564 ordinary shares, each having a nominal value of Euro 0.52.	As at the date hereof, the share capital of Mediaset España amounts to Euro 163,717,608, divided into No. 327,435,216 ordinary shares, each with a nominal value of Euro 0.50.

It is expected that, as a result of the Merger, a maximum of No. 1,472,925,998 ordinary shares of MFE, each having a nominal value of Euro 0.01 (the DutchCo Ordinary Shares), will be issued by MFE, resulting in a total nominal value of Euro 14,729,259.98. The exact number of shares to be issued by MFE will depend on the number of shares held as treasury stock by Mediaset and Mediaset España and the participation of Mediaset in Mediaset España at the Merger Effective Date, which will not be exchanged pursuant to the law.

Dutch law requires MFE to have an authorised share capital. Upon completion of the Merger, the authorised share capital of MFE will amount to Euro 240,000,000.00 divided into 1,500,000,000 DutchCo Ordinary Shares (each having a nominal value of Euro 0.01), 1,500,000,000 Special Voting Shares A (each having a nominal value of Euro 0.02) and No. 1,500,000,000 Special Voting Shares B (each having a nominal value of Euro 0.04) and No. 1,500,000,000 Special Voting Shares C (each having a nominal value of Euro 0.09).

The authorised share capital may be, nevertheless, increased whenever this is necessary in order to grant shareholders with Special Voting Shares, all in accordance with the articles of association of MFE and the Terms and Conditions for Special Voting Shares.

Listing

Mediaset shares are listed on the Mercato Telematico Azionario, organized and managed by Borsa Italiana S.p.A. (MTA).

Mediaset España shares are listed on the Barcelona, Bilbao, Madrid and Valencia Stock Exchanges (the Spanish Stock Exchanges) for trading through the Automated Quotation System or “mercado continuo” of the Spanish Stock Exchanges (the SIBE), each organized and managed by the relevant managing entities (Sociedades Rectoras), and are part of the IBEX 35 index.

It is expected that, upon completion of the Merger, DutchCo Ordinary Shares will be traded on the MTA and on the Spanish Stock Exchanges through the SIBE.

Corporate Bodies

The corporate bodies of Mediaset are the shareholders’ meeting, the board of directors, the executive committee and the board of statutory auditors.	The corporate bodies of Mediaset España are the shareholders’ meeting, the board of directors and the executive committee.	The corporate bodies of MFE are the shareholders’ meeting and the board of directors.

In addition, a meeting of holders of a particular class of shares shall constitute a corporate body of MFE.

	There is no board of statutory auditors, as this is alien to Spanish law.	MFE will not have a board of statutory auditors.

Shareholders’ meeting — attendance requirements

Pursuant to Italian law and the articles of association of Mediaset, a Mediaset shareholder may attend the shareholders’ meeting and vote if:	Pursuant to Spanish law and the articles of association of Mediaset España, a Mediaset España shareholder may attend the shareholders’ meeting and vote if:

Pursuant to Dutch law and the articles of association of MFE, a MFE shareholder may attend the shareholders’ meeting and vote if MFE shares are registered in the name of such MFE shareholders on the twenty-eight day prior to the date of the shareholders’ meeting.

(i) Mediaset shares are registered in the name of such Mediaset shareholder as of the seventh trading day prior to the date of the shareholders’ meeting (the Record Date).

(i)    such Mediaset España shareholder is duly registered in the book-entry records kept by Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (Iberclear) and its member entities, five days prior to the day on which a shareholders’ meeting is scheduled (the Record Date).

In order to identify the Record Date, reference shall be made to the date for the first call, provided that the dates for any subsequent calls are indicated in the notice of call. Otherwise, reference shall be made to the dates of each call or, as the case may be, to the date of the single call; and

In order to identify the Record Date, pursuant to Spanish law the notice calling the shareholders’ meeting shall indicate the date on which the shares must be registered in the name of a Mediaset España shareholder in order for the latter to be entitled to participate in a shareholders’ meeting; and

(ii)     the authorized depository intermediary, where the relevant Mediaset shares are registered, provides Mediaset with the necessary communication attesting the ownership of Mediaset shares by such Mediaset shareholder (the Communication).

(ii)   compliance with the cited requirement must be evidenced by means of the corresponding voting card, proxy or distance vote issued by Mediaset España, the validation certificate issued by Iberclear or by any other means provided by law.

The Communication must be received by Mediaset by the end of the third trading day prior to the date of the shareholders’ meeting (reference shall be made to the date for the first or single call).

Should the Communication be received by Mediaset at a later date — but before the beginning of the meeting — Mediaset shareholders are nevertheless entitled to attend the shareholders’ meeting and vote.

Anyone becoming a shareholder of Mediaset following the Record Date is not entitled to attend and vote at the relevant shareholders’ meeting.	Anyone becoming a shareholder of Mediaset España following the Record Date is not entitled to attend and vote at the relevant shareholders’ meeting.

Mediaset España shareholders are not required to hold a minimum number of shares in order to exercise their right to attend a shareholders’ meeting.

Pursuant to Italian law and the articles of association of Mediaset, each Mediaset shareholder entitled to attend the shareholders’ meeting and vote may be represented by another person. Such representation requires the granting of a written proxy.

Pursuant to Spanish law and the articles of association of Mediaset España, each Mediaset España shareholder entitled to attend the shareholders’ meeting and vote may, in advance of the date of the shareholders’ meeting, decide not to attend the meeting and either vote or appoint in writing a proxy via electronic or postal means, provided that all statutory requirements, internal rules and instructions are followed.

Pursuant to the articles of association of MFE, shareholders and other persons entitled to attend the meeting may choose to be represented at any shareholders’ meeting by a representative who has been duly authorized in writing.

The proxy can be granted for one shareholders’ meeting only (it being valid also for the calls following the first one).	A proxy and a vote can only be granted and cast, respectively, for one shareholders’ meeting (it being valid also for the calls following the first if specifically stated).

Shareholders’ meeting — conduct of the meeting

The chairman of the board of directors acts as chairman of the shareholders’ meeting; in his absence, his office is performed by the vice-chairman (if appointed). In case of the latter being absent or prevented from performing his office, the office is performed by a different person appointed by the majority of the votes cast.

Pursuant to the articles of association of Mediaset España, the chairman of the board of directors acts as chairman of the shareholders’ meeting; if the chairman is absent, unable to attend or the position is vacant, the vice-chairman (if appointed) holds this post. If neither of them is present, the oldest member of the board of directors acts as chairman and, failing that, the shareholder elected by the attendees.

Pursuant to the articles of association of MFE, shareholders’ meetings will be chaired by the Senior Non-Executive Director or, in his/her absence, by the Chairman or, in the absence of the Chairman, by a Deputy-Chairman. In case of absence of the aforesaid Directors the board of directors will appoint another Director to chair the meeting.

Pursuant to the articles of association of Mediaset, when required by law or the chairman deems it appropriate, the chairman of the meeting causes	The board of directors may request the presence of a notary to draft the minutes of the meeting when deemed appropriate and must do so if

the minutes to be written up by a notary of his/her choice.	requested by shareholders holding at least 1% of the share capital.

If the minutes are not drawn up by a notary, the shareholders’ meeting appoints a secretary, who needs not be a shareholder, and, if deemed appropriate, two scrutineers among the shareholders and the statutory auditors.

The chairman of the shareholders’ meeting is assisted by the secretary. The secretary of the shareholders’ meeting is the secretary to the board of directors or, if this post is vacant, the secretary is absent or unable to attend, the vice-secretary holds this post. In the absence of the secretary and vice-secretary to the board, the role of secretary of the shareholders’ meeting is performed by the youngest member of the board of directors or, in his/her absence, by the shareholder elected by the attendees.

The chairman of the meeting may be assisted by a company secretary to be appointed by the board of directors.

Notice of call

Pursuant to Italian law and the articles of association of Mediaset, a shareholders’ meeting must be held at least once a year within one hundred and eighty days from the end of the financial year.	Pursuant to Spanish law and the articles of association of Mediaset España, an ordinary shareholders’ meeting must be held during the first six months of each financial year.	Pursuant to Dutch law and the articles of association of MFE, a shareholders’ meeting must be held at least once a year within six months from the end of the preceding financial year.

Pursuant to the articles of association of Mediaset, shareholders’ meetings can be convened:	Pursuant to Spanish law, shareholders’ meetings can be convened:

(i) at first and second call; or, alternatively	(i) at first and second call; or, alternatively

(ii) at single call, should the board of directors deem it appropriate.	(ii) at a single call, should the board of directors deem it appropriate.

Pursuant to Italian law and the articles of association of Mediaset, shareholders’ meetings are called by the board of directors by means of a written notice stating the day, time, location and matters to be resolved upon.

Shareholders’ meetings are called by the board of directors. Calling notices for all shareholders’ meetings must state the date (including the date of the meeting at the second call, if scheduled), time, location, matters to be resolved upon, person(s) convening the meeting, the Record Date, where shareholders can obtain the informative documents and the proposed resolutions, and a reference to the corporate website where all this information will be made available. It should also refer to the procedures that the company’s shareholders must follow to participate in and vote

Shareholders’ meetings are called by the board of directors via a notice, specifying the subjects to be discussed, the place and the time of the meeting and the admission and participation procedure.

at the shareholders’ meeting, as well as to request information and to file new proposals.

As a general rule, shareholders’ meetings must be called at least thirty days prior to the date set for the meeting.	As a general rule, shareholders’ meetings must be called at least one month prior to the date set for the meeting.	Shareholders’ meetings must be called at least forty-two calendar days prior to the date set for the meeting.

With respect to shareholders’ meetings called to appoint members of the board of directors and the board of statutory auditors through the list voting system, the notice must be published at least forty days prior to the date set for the meeting.

In case of cross-border changes in the registered office of the company, the shareholders’ meeting must be called at least two months prior to the date set for the meeting.

With respect to extraordinary shareholders’ meetings called to resolve on the reduction of the share capital, pursuant to Articles 2446, 2447 and 2487 of the Italian civil code, the notice of call must be published at least twenty-one days prior to the date set for the meeting.

The notice convening a shareholders’ meeting must be published on the website of Mediaset and on a newspaper, in the form of an excerpt.

The notice must be published in at least two of the following: (i) the Commercial Registry’s Official Gazette or in a widely circulated newspaper in Spain, (ii) the corporate website of the National Securities Exchange Commission (CNMV), or (iii) the corporate website of Mediaset España.

All calls, announcements, notifications and communications to shareholders and other persons entitled to attend the shareholders’ meeting must be made available on the company’s corporate website in accordance with the relevant provisions of Dutch law.

Shareholders’ meeting — quorum and adoption of resolutions

Pursuant to Italian law and the articles of association of Mediaset, an ordinary shareholders’ meeting is validly convened at first call if at least 50% of the share capital is represented.

Should an ordinary shareholders’ meeting be convened at second or at a single call, no quorum is required.

Pursuant to the articles of association of Mediaset España, a shareholders’ meeting (either ordinary or extraordinary) is validly convened at first call if at least 50% of the share capital is represented (as opposed to the minimum 25% required by Spanish Company law).

Should a shareholders’ meeting be convened at second call (provided that the notice calling the meeting refers to both the first and the second call), no quorum is required.

In order for the shareholders’ meeting to validly pass a resolution to amend the articles of

As a general rule, no quorum is required to convene a general meeting of shareholders.

association (including a share capital increase or reduction), to transform, to merge, to demerge, to globally assign assets and liabilities, to issue bonds, to remove or limit pre-emptive subscription rights over new shares, or to transfer Mediaset España’s registered address abroad (Relevant Matters) the attendance (in person or by proxy) of shareholders representing at least 50% of the voting capital on first call, and at least 25% on second call, is required.

At ordinary shareholders’ meetings convened at first call, resolutions can be adopted with the favourable vote of the majority of the share capital (absolute majority).

At ordinary shareholders’ meetings convened at second or at single call, resolutions can be adopted with the favourable vote of the majority of the share capital represented at the meeting.

Resolutions other than those relating to Relevant Matters can be adopted by simple majority of the voting shares present or represented at the shareholders’ meeting.

All resolutions of the general meeting are adopted by a majority of more than half of the votes validly cast without a quorum being required, except in those cases in which the law or the articles of association of MFE require a greater majority or the requirement of a quorum.

If there is a tie in voting, the proposal will thus be rejected.

Pursuant to Dutch law and the articles of association of MFE, the following matters require at least two-thirds of the votes validly cast at a general meeting if less than half of the issued share capital is present or represented:

(i)    a resolution to reduce the issued share capital;

(ii)   a resolution to restrict or exclude rights of pre-emption;

(iii)  a resolution to authorize the board of directors of MFE to restrict or exclude shareholder rights of pre-emption; or

(iv)  a resolution to amend the articles of association.

In addition, pursuant to the articles of association of MFE, the following matters require at least two-thirds of the votes validly cast at a meeting: (i) a resolution to deprive the nomination of a director for appointment made by the board of directors of MFE of its binding character;

(ii)   a resolution to suspend or remove a director other than pursuant to a proposal by the board of directors of MFE; or

(iii)  a resolution to dissolve the company.

Pursuant to Italian law and the articles of association of Mediaset, an extraordinary shareholders’ meeting is validly convened at first call if at least 50% of the share capital is represented.

An extraordinary shareholders’ meeting is validly convened at second call if more than one-third of the share capital is represented.

An extraordinary shareholders’ meeting is validly convened at a subsequent or at a single call if at least 20% of the share capital is represented.

At extraordinary shareholders’ meetings convened at first call, resolutions can be adopted with the favourable vote of shareholders representing at least two-thirds of the share capital represented at the meeting.

At extraordinary shareholders’ meetings convened at second call, or at a subsequent call or at a single call, resolutions can be adopted with the favourable vote of shareholders representing at least two-thirds of the share capital represented at the meeting.

At meetings convened at first call to resolve upon Relevant Matters, resolutions can be adopted with the favourable vote of the absolute majority of the votes corresponding to the voting share capital represented at the meeting.

At meetings convened at second call to resolve upon Relevant Matters, provided that the shareholders present or represented at the meeting called at first call represented less than 50% of the share capital (but at least 25%), resolutions can be adopted with the favourable vote of shareholders representing two-thirds of the voting share capital represented at the meeting.

Ordinary and Extraordinary shareholders’ meeting matters

Ordinary shareholders’ meetings resolve on the following matters: (i) approval of the financial statements, (ii) distribution of dividends, (iii) appointment and revocation of the directors and	Ordinary shareholders’ meetings resolve on the following matters: (i) the approval of the management of the company carried out by the board of directors during the previous financial	Dutch law does not make a distinction between ordinary meetings and extraordinary meetings. The purpose of the annual general meeting of statutory auditors, (iv) compensation of the directors and of the statutory auditors, (v) directors’ and statutory auditors’ responsibility, (vi) approval of the meeting regulation (if any), (vii) other matters provided by law.

year, (ii) the approval of the financial statements from the previous financial year, and (iii) the application of the previous financial year’s income or loss.

Any other matters reserved to shareholders may be discussed and resolved either at an ordinary or extraordinary shareholders’ meeting.

Some resolutions may be passed without being included on the agenda in advance (the dismissal of directors and the decision to bring liability action against directors of the company).

shareholders is to discuss and/or to discuss and approve (as the case may be), inter alia, the board report, the adoption of the annual accounts, allocation of profits (including the proposal to distribute dividends), release of members of the board of directors from liability for their management and supervision and other proposals brought up for discussion by the board of directors. Directors may be elected at any general meeting of shareholders.

The extraordinary shareholders’ meeting adopts resolutions on amendments to the articles of association of the company, on liquidation or dissolution of the company, as well as on such other issues as prescribed by the law (such as mergers and demergers).

Any shareholders’ meeting other than the ordinary meeting will be regarded as an extraordinary shareholders’ meeting.

Any matters falling within the authority of the shareholders’ meeting that are included on the agenda (with certain exceptions which do not need to be included on the agenda to be validly passed, such as the dismissal of directors and the decision to bring a liability action against directors of the company) may be considered by either an ordinary or an extraordinary shareholders’ meeting.

Other general meetings of shareholders will be held as often as the board of directors deems such necessary. Any shareholders’ meeting other than the ordinary meeting will be regarded as an extraordinary general meeting, which is not recognized as such under Dutch law.

Shareholders’ meeting — voting rights

Each Mediaset share entitles its holder to one vote.	Each Mediaset España share entitles its holder to one vote.	Each DutchCo Ordinary Share entitles its holder to one vote.

By means of a resolution adopted by the extraordinary shareholders’ meeting held on 18 April 2019, multiple voting mechanism has been introduced. Two voting rights will be attached to each Mediaset share upon uninterrupted ownership and continued registration in a special register, in the name of the same shareholder, for twenty-four months.

Each Special Voting Share A entitles its holder to 2 votes in addition to the one granted by a DutchCo Ordinary Share.

Each Special Voting Share B entitles its holder to 4 votes in addition to the one granted by a DutchCo Ordinary Share.

Each Special Voting Share C entitles its holder to 9 votes in addition to the one granted by a DutchCo Ordinary Share.

In particular, pursuant to the articles of association of MFE:

(a)   allotment of Special Voting Shares A:

(i)    the thirtieth calendar day after the Merger has become effective, those Mediaset and Mediaset España shareholders who have elected and are entitled to receive Special Voting Shares A will be entitled to 3 voting rights for each DutchCo Ordinary Share held;

(ii)   alternatively, Special Voting Shares A may be assigned to MFE shareholders after completion of the Merger. In this respect, upon the Merger becoming effective, each MFE shareholder who will have held DutchCo Ordinary Shares registered in a special register (the Loyalty Register) for an uninterrupted period of three years will be entitled, in the aggregate, to 3 voting rights for each DutchCo Ordinary Share held as such;

(b)   allotment of Special Voting Shares B:

after two years of uninterrupted ownership of Special Voting Shares A — as well as of uninterrupted registration in the Loyalty Register of the DutchCo Ordinary Shares for which Special Voting Shares A have been allocated pursuant to (i) or (ii) above — each MFE shareholder will be entitled, in the aggregate, to 5 voting rights for each DutchCo Ordinary Share held. To this purpose, in addition to each DutchCo Ordinary Share held, each Special Voting Share A attached thereto will be converted into one Special Voting Share B;

(c)   allotment of Special Voting Shares C:

after three years of uninterrupted ownership of Special Voting Shares B — as well as of uninterrupted registration in the Loyalty Register of the DutchCo Ordinary Shares for which Special Voting Shares B have been allocated — each MFE shareholder will be entitled, in the aggregate, to 10 voting rights for each DutchCo Ordinary Share held. To this purpose, in addition to each DutchCo Ordinary Share held, each Special Voting Share B attached thereto will be converted into one Special Voting Share C.

Shareholders’ right to call a meeting, to submit new items on the agenda and new resolution proposals on matters already included

Shareholders’ meetings must be called without delay by the board of directors if so requested by Mediaset shareholders representing at least 5% of the share capital of Mediaset.

Mediaset shareholders are not allowed to call shareholders’ meetings with respect to resolutions to be adopted (i) upon proposal of the board of directors or (ii) on the basis of a report drawn up by the board of directors.

Should (i) the board of directors or, in its place, the board of statutory auditors fail to comply and (ii) refusal to comply be unjustified, the shareholders’ meeting may be called by means of a decree issued by the competent court.

Minority shareholders representing at least 3% of the share capital of Mediaset España, can exercise their right to request to the board of directors to call shareholders’ meeting in order to approve any proposed resolution and the board of directors is bound (except under very limited circumstances) to call such a meeting to be held within two months from the shareholders’ request.

Should the board of directors fail to comply with such a request from minority shareholders, the shareholders’ meeting may be called by a court officer (secretario judicial) or the Commercial Registrar of Madrid, who shall hear the directors before passing a ruling to such effect.

Shareholders holding at least 10% of the company’s issued share capital may request the board of directors to convene a general meeting. Such request will include the proposed agenda items. If the board of directors does not call a meeting within 8 weeks after receipt of such request, the requesting shareholders may file a request with the district court to obtain a court-ordered calling.

Any shareholder may request the court or the Commercial Registrar of Madrid to call for the ordinary general shareholders’ meeting, if not called within six months following the end of the previous financial year.

In this case, the meeting may be convened by a court officer or the Commercial Registrar of Madrid, who shall hear the directors before passing a ruling to such effect.

In the ten days following the publication of the notice of call (or in the five days following such publication, if the meeting is called to resolve on the reduction of the share capital), Mediaset shareholders representing at least a fortieth of the share capital of Mediaset may (i) request for additional items to be included in the agenda or (ii) submit resolution proposals in relation to items on the agenda. Such request must be published by means of publication of the notice at least fifteen days prior the shareholders’ meeting.

In the five days following the publication of the notice of the call for a shareholders’ meeting, Mediaset España shareholders representing at least 3% of the share capital, may (i) request additional items be included on the agenda or (ii) submit resolution proposals in relation to items on the agenda; and the board of directors is bound (except under very limited circumstances) to publish an addenda to the agenda. Under no circumstances will shareholders be able to exercise this right with regard to calls for extraordinary meetings.

Once the notice for a specific meeting of shareholders (including the agenda) has been published, no additional items can be added by MFE shareholders.

However, at least sixty days before the day of a general meeting of shareholders (please note that the board of directors must give notice of the meeting with due observance of the statutory notice period of forty-two days), MFE shareholders alone or in aggregate holding at least 3% of the issued share capital of MFE are entitled to request the board of directors that a matter is placed on the agenda of a general meeting of shareholders.

Shareholder Information Rights

The notice calling the shareholders’ meeting includes the items on the agenda. The notice is published on the Mediaset corporate website and in the form of an excerpt on a newspaper.

Every Mediaset España shareholder has the right to receive the agenda and any further information regarding the content of the notice of the meeting.

This information will be published in (i) the Commercial Registry’s Official Gazette or in a newspaper of wide circulation in Spain, (ii) on the Mediaset España corporate website and (iii) on the website of CNMV, at least one month’s prior to the date when the meeting is to be held.

Every MFE shareholder has the right to receive the agenda and any further information regarding the content of the notice of the meeting. This information will be made available, via the company’s website, at least forty-two days prior to the date when the meeting is to be held.

As a general rule, pursuant to Italian law, the board of directors must prepare a report on each item of the agenda to be made available to the public by the day of the publication of the notice calling the shareholders’ meeting at the Mediaset legal seat and on Mediaset corporate website.

Mediaset España shall make available to the public, among others, the documents to be presented to the meeting (e.g., directors or experts reports), the relevant proposals of resolutions on each item of the agenda, the forms of proxy and distance vote, by the day of the publication of the notice calling the meeting (until the day the meeting is held) on its corporate website.

Furthermore, any shareholders having voting rights can submit queries on the items of the agenda during or before the meeting. Answers to queries submitted prior to the meeting must be given during the meeting at the latest.

Until the fifth day before the date of a general shareholders’ meeting, shareholders may request in writing from the directors, any information or clarification they deem necessary regarding (i) the items to be discussed in the meeting as per the

Pursuant to Dutch Company law, there is no right for MFE shareholders to request for specific information ahead of the general meeting of shareholders. Pursuant to Dutch Company law, the board of agenda and (ii) the information made available to the public that Mediaset España has provided to the CNMV since the previous shareholders’ meeting or regarding the auditor’s report. Directors must provide the requested information in writing by the day of the shareholders’ meeting and also publish it on the company’s website.

During the meeting, shareholders may also verbally request any information or clarification of items (i) and (ii) above. If it was not feasible to provide the requested information during the meeting itself, the directors must provide it in writing within seven days after the meeting is held.

Exceptionally, directors may refuse to provide the requested information if it is deemed unnecessary to protect the shareholder´s rights or if there are objective reasons to consider that the information could be used to the detriment of the company’s interests or for purposes other than corporate interest, or that providing the requested information may harm the company. However, the requested information may not be withheld when the request is supported by shareholders representing at least 25% of the share capital.

directors is only required to provide information which is requested during a meeting of shareholders.

The board of directors may only decide not to provide the requested information during a meeting of shareholders if this would be contrary to an overriding interest of the company.

No reply is necessary, even in the shareholders’ meeting, to queries raised prior to it, where the information required is already available in a Q&A format in the company’s website.	Where the requested information is available in a clear, explicit and direct manner on the corporate website in a Q&A format, the board of directors may just refer to such information.

Proxy solicitation

Pursuant to Italian law, Mediaset, one or more of its shareholders or any entitled person can solicit proxies, provided that:

(i)    a prospectus and a proxy form are transmitted for publication to Mediaset, to the Italian markets’ supervisory authority (Consob), to Borsa Italiana S.p.A. and to

	Spanish law allows for the public solicitation of proxies by the company (through its directors) or by any shareholder. Proxies may be given to any person, whether or not a shareholder.	Pursuant to Dutch law, there are no regulations on solicitation of voting proxies.

Monte Titoli S.p.A.; and

(ii)   an accompanying notice is sent to Mediaset (which makes it available to the public on its corporate website), to Consob, to Borsa Italiana S.p.A. and to Monte Titoli S.p.A.

Upon release of the proxy, voting rights are exercised by the proxy holder (or by its substitute, if expressly indicated in the prospectus and in the proxy form).

Proxies may be granted only with respect to shareholders’ meetings already called, being valid for any subsequent call. Proxies must be dated and signed and must contain voting instructions. Voting instructions may also refer to only some of the items on the agenda.

If representation was granted following a public request, the proxy holder may not vote on those items of the agenda in which it has a conflict of interest, unless it has received specific voting instructions from the shareholder for each of the items. Another proxy holder can be appointed to vote on those items in relation to which there is a conflict.

Pursuant to the articles of association of Mediaset España, unless otherwise stated, it will be considered that the shareholder gives precise instructions to vote in favour of the resolutions proposed by the board of directors in each shareholders’ meeting.

The delegation may also be granted with respect to those items that, even though they are not included on the agenda, may be dealt with in the shareholders’ meeting. It will be considered, unless otherwise stated, that the shareholder provides specific instructions so that the proxy abstains. If the delegation does not include these, it will be considered that the represented shareholder instructs his proxy to abstain in the voting of these items.

One person may act as proxy for an unlimited number of shareholders. Where a proxy holder holds proxies from several shareholders, he/she must cast the votes as instructed by each shareholder.

Proxies may be revoked until the last day prior to the meeting.	A proxy may be revoked by giving notice to Mediaset España prior to the meeting or by the shareholder attending the meeting in person.

Amendments to the articles of association — share capital increases or reductions

Pursuant to Italian law, amendments to the articles of association of a joint stock company, including share capital increases or reductions, are resolved upon by the extraordinary shareholders’ meeting.

Pursuant to Spanish law, a resolution to increase or decrease the share capital or otherwise modify the articles of association requires the approval of the shareholders’ meeting.

A resolution to amend the articles of association of MFE can be adopted exclusively by the shareholders’ meeting with a majority of at least two-thirds of the votes validly cast if less than one-half of the company’s issued capital is represented at the meeting, but only on a proposal of the board of directors.

If an amendment to the articles of association of the company is proposed, a copy of said proposal must be made available together with the rest of the information regarding the content of the notice of the meeting which shall approve such amendment.

Pursuant to Dutch law and the articles of association of MFE, if an amendment to the articles of association of MFE is proposed, a copy of said proposal must be made available at the company’s headquarters for review by the shareholders and other parties entitled to attend the meeting until the end of the meeting.

The share capital may be increased, by contributions in cash and excluding the option right, by up to 10% of the pre-existing share capital, provided that the issue price corresponds to the market value of the shares and this is confirmed by the external auditor. The related resolution is passed with specific quorums provided by the Italian civil code.

Pursuant to the articles of association of Mediaset, the shareholders’ meeting may decide, in order to cover the company’s stock option plans and by resolution to be approved by shareholders representing more than half of the share capital, including when taken on second or subsequent calls, to increase the share capital by up to 5% of the pre-existing share capital, with exclusion of the option right and being entitled to set the

The shareholders’ meeting may also delegate to the directors the power to increase the share capital in one or several times in return for cash contributions by up to 50% of the nominal value of the share capital. For any of these increases, the board of directors may also be vested with the additional authority to waive any pre-emptive rights over up to 50% of the nominal share capital when this is in the company’s corporate interest, although Spanish good governance practices recommend to limit this delegation to 20% of the share capital and some international proxy advisors recommend since this year to vote against any such delegation above 10% of the share capital. These delegations cannot have a term longer than five years.

The shareholders’ meeting may also delegate to

The shareholders’ meeting or alternatively the board of directors of MFE, if authorised by the shareholders’ meeting for a maximum period of five years, will be entitled to resolve on the issue of shares and also on the issue of convertible bonds.

It is expected that, prior to the Merger Effective Date, the board of directors of MFE will be authorised by the shareholders’ meeting to make share capital increases, on one or more occasions, with the exclusion or the limitation of pre-emptive right, and also to issue convertible bonds.

subscription price at a discount compared to the average stock market price, provided such discount is based on objective indices set out in the relevant stock option plans. The minimum subscription value of each share must not in any case be lower than the greater of the proportional share of book equity and the nominal value.

The shareholders’ meeting may delegate the resolutions referred above to the board of directors.

the board of directors the powers to execute a previously passed resolution to increase share capital, indicating the date or dates on which it is to take effect and to set its conditions in any matters not already resolved upon by the shareholders’ meeting. This delegation cannot have a term of more than one year.

Pursuant to Italian law, share capital reductions may be carried out either (i) by waiving shareholders’ obligations to make contributions, or (ii) by reimbursing equity to shareholders, or (iii) in case the share capital has decreased by more than one third as a consequence of losses, provided that such decrease is not restored during the following financial year so to be equal to less than one third of the share capital.

If the share capital (i) has decreased by more than one third and, at the same time, (ii) has decreased under the minimum amount prescribed by law, a shareholders’ meeting shall be convened in order to resolve upon (i) the share capital decrease and, at the same time, (ii) a share capital increase so for it to be at least equal to the minimum amount prescribed by law or, alternatively, a statutory transformation of the company.

A capital reduction may be carried out in order to return contributions to the shareholders, waive any outstanding obligation to make a contribution, create or increase reserves, or to restore the balance between share capital and net worth reduced as a result of losses.

The shareholders’ meeting may agree to reduce share capital in order to redeem and cancel a group of shares.

The shareholders’ meeting is entitled to resolve to reduce share capital by cancellation of shares or by reducing the par value of the shares by amending the articles of association of MFE.

A resolution to cancel shares can only relate to shares held by MFE itself or all shares of a particular class. A cancellation of all shares of a particular class shall require the prior approval of the meeting of holders of shares of the class concerned.

The shares subject to the decision to reduce share capital must be indicated in the resolution, which must also state the procedures for implementation. The resolution can be adopted exclusively by the shareholders’ meeting, but only at the proposal of the board of directors.

Preferential subscription rights

Pursuant to Italian law, newly issued shares and convertible bonds shall be offered in option (opzione) to (i) shareholders, pro quota to the number of shares held and (ii) holders of convertible bonds (if any), on the basis of the applicable exchange ratio.

Pursuant to Spanish law, shareholders have pre-emptive rights to subscribe, in proportion to the nominal value of the shares they hold, (i) new shares issued against monetary contributions and (ii) new bonds convertible into shares.

In addition, the articles of association of Mediaset España provide that holders of convertible bonds

Shareholders of ordinary shares have a pre-emptive right over newly issued ordinary shares, it being understood that there is no pre-emptive right over newly issued ordinary shares reserved to employees of MFE under a stock option plan adopted by the company.

(if any) have pre-emptive rights to subscribe a number of shares equivalent to those to which they would be entitled if they converted at that moment their bonds into shares.

Such option right may be exercised within fifteen days from the publication of the offer.	Such pre-emptive rights may be exercised within fifteen days from the publication of the offer.

Shareholders exercising their option rights may, upon request, exercise their pre-emptive right (diritto di prelazione) to subscribe such shares or convertible bonds in relation to which option rights have not been exercised.

Should any newly issued shares remain unsubscribed upon expiration of the fifteen-day period, such shares may be offered to other shareholders. The share capital would be increased by the amount effectively subscribed if so stated in the relevant corporate resolution.

With respect to listed companies, should shares and convertible bonds offered in option remain unsubscribed upon expiration of the fifteen-day period, such shares and convertible bonds shall be offered on the market, in the following thirty days, for at least five trading days.

Pursuant to Italian law, exercise of the option right is excluded if: (i) newly issued shares are to be subscribed by means of a contribution in kind; (ii) the interest of the company so requires.

If this is in Mediaset España’s corporate interest, such pre-emptive rights can be excluded by a resolution passed by shareholders’ meeting or by the board of directors (if the former had delegated to the board of directors the right to increase the share capital or issue convertible bonds and exclude pre-emptive rights).

Pre-emptive rights do not arise if the share capital increase is: (i) in return for non-cash contributions, (ii) by means of capitalization of credit rights, (iii) to honour the conversion into shares of convertible bonds, (iv) as a result of a merger or a split off, or (v) when the company has made a tender offer whose consideration consists of shares to be issued by the company.

The pre-emptive right may be restricted or excluded by resolution of the shareholders’ meeting or the board of directors of MFE, if authorised to this end by the shareholders’ meeting for a maximum period of five years and provided it has also been authorised to resolve on the issue of new shares in the company. The proposal to the shareholders’ meeting regarding the restriction or exclusion of the pre-emptive rights must state the reasons for said proposal, as well as the determination of the issue price.

It is envisaged that prior to the Merger Effective Date the board of directors of MFE will be authorised by the shareholders’ meeting to restrict or exclude pre-emptive rights for a maximum period of five years starting on the Merger Effective Date.

Pre-emptive rights are transferable, may be traded on the SIBE and may be of value to existing shareholders since new shares may be offered for subscription at prices lower than prevailing market prices. Also, holders of shares have the right of free allotment in the event of capital increase against reserves.

Approval of financial statements

Pursuant to Italian law and the articles of association of Mediaset, the annual financial statements of a joint stock company, required to prepare consolidated financial statements, must be approved by an ordinary shareholders’ meeting to be held no later than one hundred and eighty days after the end of the relevant financial year.

Pursuant to Spanish law and the articles of association of Mediaset España, the annual financial statements must be prepared by the board of directors within three months after the end of the relevant financial year. The annual accounts must be approved by the ordinary shareholders’ meeting to be held no later than six months after the end of the relevant financial year.

The board of directors of MFE must within four months after the end of the preceding financial year prepare the annual accounts, comprising the balance sheet, income statement and notes to the accounts. Within the aforementioned four-month period, the board of directors of MFE must also prepare the board report, and any other information that must be disclosed pursuant to applicable law and regulations.

Dividends

Pursuant to Italian law and the articles of association of Mediaset, dividends may be distributed to shareholders:

(i)             up to the amount of the net profits resulting from the duly approved annual financial statements for the previous fiscal year, provided however that net profits are firstly deducted to establish the legal share capital reserve (and up to such reserve amounting to 20% of the share capital); and/or

(ii)          up to the amount of its distributable share capital reserves.

Dividends may not be distributed if such distribution could reduce Mediaset’s assets below the amount of the fully paid-in and subscribed share capital and the legal or statutory reserves.

Mediaset España shareholders have no right to receive a minimum dividend.

Payment of dividends is proposed by the board of directors and must be approved by the shareholders’ meeting (except as provided below).

Dividends may be paid (out of profits or distributable reserves):

(i)             after the compulsory allocation to the legal reserve, Spanish law requires each company to allocate at least 10% of its net profits each year to a legal reserve until the balance of such reserve is equivalent to at least 20% of the issued share capital. The legal reserve is not available for distribution to shareholders except upon liquidation;

(ii)          only if the value of the corporate net worth

MFE may make distributions to the shareholders only to the extent that its equity exceeds the amount of the issued share capital, increased by the reserves which must be maintained in accordance with Dutch law.

MFE may only make a distribution of profits realised during a financial year to the shareholders after the adoption of its statutory annual accounts demonstrating that such distribution is legally permitted.

The board of directors may determine that distributions shall be made from MFE’s share premium reserve or from any other freely distributable reserve.

Insofar as the profits have not been appropriated to increase and/or form reserves by the board of directors, they will be put at the disposal of the shareholders’ meeting. The shareholders’ meeting is not, and as a result of distribution would not be, less than the issued share capital.

In addition, no profits may be distributed unless the amount of distributable reserves is at least equal to the amount of the research and development expenses registered as a balance sheet asset.

may resolve, on the proposal of the board of directors, to pay dividend out of the profits on the ordinary shares. The shareholders’ meeting may resolve, on the proposal of the board of directors, to declare and distribute dividends in another currency than euros. The board of directors may decide, subject to the approval of the shareholders’ meeting and the board of directors having been authorised to issue shares, that a distribution shall, wholly or partially, be made in the form of shares, or that shareholders shall be given the option to receive a distribution either in cash or in the form of shares.

Under Dutch law there is no rule on the exchange ratio for stock dividend. The board of directors decides on the exchange ratio.

The board of directors of Mediaset may further resolve upon the distribution of interim dividends (acconti sui dividendi). Pursuant to Italian law, interim dividends may not be distributed if operating losses result from the financial statements.

Additionally, interim dividends may also be distributed upon resolution by the shareholders’ meeting or the board of directors provided that: (i) there is sufficient liquidity to pay the interim dividend; and (ii) the amount distributed does not exceed the amount resulting from deducting (a) the sum of losses corresponded to previous years, the amounts earmarked for the legal reserve, and the estimated tax due on the aforesaid earnings from (b) the earnings booked since the end of the previous financial year.

MFE may make one or more interim distributions to shareholders provided that it appears from an unaudited interim statements that MFE has sufficient distributable equity to make the relevant distributions.

Pursuant to the articles of association of MFE, any holder of Special Voting Shares — the issuance of which has been charged on the Special Capital Reserve — is entitled to substitute such charge at any time by making an actual payment to MFE of a sum equal to the nominal value of the Special Voting Shares held (the Special Shares Paid-up in Cash). Special Shares Paid-up in Cash will give entitlement to a dividend equal to 1% of the nominal value actually paid. Such dividends, however, will be paid only insofar as the profits have not been appropriated in full to increase and/or form reserves. Actual payments made during the financial year to which the dividend relates, will not be counted. No further distribution will be made on the Special Voting Shares. MFE will maintain a separate capital reserve to pay-up Special Voting Shares. The board of directors is authorised to credit or debit this special capital reserve at the expense or in favour of MFE’s other reserves.

Payment of dividends may be claimed by entitled shareholders within (and no later than) five years from the day on which the distribution is resolved upon by the shareholders’ meeting.	The right to a dividend lapses and reverts to the company if it is not claimed within five years after becoming payable.	The right to dividends and distributions will lapse if the dividends or distributions are not claimed within five years following the day after the date on which they first became payable.

Withdrawal right

Pursuant to Italian law, withdrawal right may be exercised by shareholders who do not vote in favour (that is to say, who do not attend the shareholders’ meeting or who vote against the proposed resolution or who abstain from voting) of resolutions relating to the following:

(i)      changes to the corporate purpose, insofar as a material change of the same is implied;

(ii)     transformation of the company;

(iii)    transfer of the official seat abroad;

(iv)    revocation of the company’s liquidation status;

(v)     elimination of one or more reasons triggering the exercise of withdrawal right;

(vi)    changes to the criteria for the determination of withdrawal price;

(vii)   amendments to the articles of association with respect to voting rights or participation rights;

(viii)  extension of the duration of the company;

In certain circumstances (change or significant amendment of the corporate purpose, transformation of the company or transfer of registered address abroad), Spanish law gives dissenting or absent shareholders (including non-voting shareholders) the right to withdraw from the company.

Certain resolutions of the general meeting can be implemented only if dissenting shareholders are given a cash-out option: a resolution to convert the company into another type of legal entity (not being a Dutch BV) and a resolution to merge the company into another EU or EEA member state acquiring legal entity.

Other than the above, the MFE shareholders shall not have a right of redemption and/or withdrawal pursuant to Dutch law.

and

(ix)    introduction (or removal) of constraints to the circulation of shares.

With respect to listed companies, withdrawal right may be further exercised in case of resolutions implying the delisting of the company’s shares.

Pursuant to the articles of association of Mediaset, withdrawal right may not be exercised in case of resolutions relating to the extension of the company’s duration.

Pursuant to Italian law, entitled shareholders may exercise their withdrawal rights (in relation to some or all of their shares) within fifteen calendar days following the registration of the relevant shareholders’ meeting’s resolution with the Companies’ Register (the Withdrawal Notification).

Pursuant to Spanish law, the relevant shareholders’ meeting resolution entitling shareholders to exercise their withdrawal rights must be published in the Commercial Registry’s Official Gazette. The withdrawal right shall be exercised within one month following the aforementioned publication.

The shares in relation to which the withdrawal right is exercised (the Withdrawn Shares) shall not be sold or disposed of and shall remain deposited with the official seat of the company (or with the respective intermediary) until the withdrawal price is paid.

Pursuant to Italian law, as far as listed companies are concerned, the redemption price is calculated with reference to the arithmetic average of the daily closing price (as calculated by Borsa Italiana S.p.A.) of Mediaset shares for the six-month period prior to the date of publication of the notice for convening the shareholders’ meeting, the resolution of which entitles shareholders to withdraw.

If this right was exercised, the company would be obliged to purchase the relevant shares at the average market price of the shares during the preceding quarter in accordance with the procedures established under the Spanish law.

Right to inspect the shareholders’ registers and company documentation

Pursuant to Italian law, all Mediaset shareholders — either in person or through a representative —	Pursuant to Spanish law, Mediaset España shareholders holding at least 3% of the share	Each shareholder may request an excerpt from the register of shareholder evidencing its entitlement may inspect the shareholders’ register and the register of shareholders’ meetings’ minutes at any time, and may request copies of such documentation at their own expense.

capital or shareholders’ association holding at least 1% of the share capital may inspect the shareholders’ register. Further, all shareholders are entitled to request certificates of the shareholders’ meetings’ minutes.

to shares.

The minutes of general meetings of shareholders will be made available on the company’s website no later than three months after the date of the meeting.

Purchase of treasury shares

Pursuant to Italian law, the purchase of treasury shares by the company is permitted conditional upon:

(i)                 such shares being fully paid-up;

(ii)              the maximum disbursement to purchase such shares not exceeding the aggregate amount of the distributable net profits and distributable share capital reserves, as resulting from the last financial statements approved; and

(iii)           such purchase being authorised by the shareholders’ meeting, which shall determine the maximum number of shares to be purchased, the period during which the shares may be purchased (not longer than eighteen months) and the maximum and minimum consideration to be paid for such shares.

Pursuant to Spanish law, the purchase of existing treasury shares by the company is permitted within certain limits:

(i)             the repurchase must be authorized by the shareholders’ meeting in a resolution establishing the maximum number of shares to be acquired, the titles for the acquisition, the minimum and maximum acquisition price and the duration of the authorization, which may not exceed five years from the date of the resolution;

(ii)          the repurchase, including the shares already acquired and held by the company, must not bring the net worth of the company below the aggregate amount of the share capital and legal or non distributable reserves;

(iii)       the aggregate par value of the shares directly or indirectly repurchased, together with the aggregate par value of the ordinary shares already held, must not exceed 10% of the company’s share capital; and

(iv)      shares repurchased for valuable consideration must be fully paid-up. A repurchase shall be considered null and void if (i) the shares are partially paid-up, except in the case of free repurchase, or (ii) the shares entail ancillary obligations.

Upon agreement with the relevant MFE shareholder, MFE may acquire its own fully paid-up shares at any time for no consideration (om niet), or subject to certain provisions of Dutch law and the articles of association of MFE, for consideration if: (i) MFE’s equity less the aggregate payment required to make the acquisition at least equals the aggregate of the paid and called up part of MFE’s share capital and the reserves which must be maintained pursuant to the law, (ii) MFE and its subsidiaries would thereafter not hold shares or hold a right of pledge over DutchCo Ordinary Shares with an aggregate nominal value exceeding 50% of MFE’s issued share capital and (iii) the board of directors has been authorized to do so by the shareholders’ meeting.

The acquisition of fully paid-up shares by MFE NV other than for no consideration (om niet) requires authorization by the shareholders’ meeting. Such authorization may be granted for a period not exceeding eighteen months and shall specify the number of shares, the manner in which the shares may be acquired and the price range within which shares may be acquired. The authorization is not required for the acquisition of shares for employees of MFE or group companies, under an incentive scheme applicable to such employees and no authorization is required for acquisition of shares in certain other limited circumstances in which the acquisition takes place by operation of law, such as pursuant to mergers or demergers.

It is envisaged that prior to the Merger Effective Date the board of directors of MFE will be authorised by the shareholders’ meeting to repurchase DutchCo Ordinary Shares for a maximum period of eighteen months starting on the Merger Effective Date.

Mediaset is not entitled to vote or to receive dividends on the treasury shares it holds.

Treasury shares directly or indirectly held lack voting rights and treasury shares directly held lack economic rights (e.g. the right to receive dividends and other distributions and liquidation rights).

No voting rights may be exercised with respect to any share held by MFE. Treasury shares will not give entitlement to any dividend or any other distribution.

Sale or disposal of treasury shares shall be resolved upon by the shareholders’ meeting.

Insofar as listed companies are concerned, (i) the aggregate nominal value of the shares to be purchased shall not exceed 20% of the share capital of the company and (ii) the purchase of treasury shares must be made so as to ensure equal treatment of shareholders (e.g. on the market or during a public tender offer).

Challenge of shareholders’ meeting resolutions

Resolutions adopted by the shareholders’ meeting may be challenged by absent or dissenting shareholders, by shareholders who abstained from voting, by the directors or by the board of statutory auditors, if taken in violation of applicable law or of the articles of association.

A resolution passed by a shareholders’ meeting is binding on all shareholders, although a resolution which is (i) contrary to law or the articles of association or the internal regulations of the company, or (ii) detrimental to the interest of the company and beneficial to one or more shareholders or third parties, may be challenged.

Any MFE shareholder may challenge before the courts a resolution from the shareholders’ meeting claiming that the resolution is null and void on the basis that it is in contravention with the law or the company’s articles of association.

	Damage to company’s interest is also caused when the resolution, without causing damage to corporate assets, is imposed in an abusive manner	Any MFE shareholder may also request the court to reverse a resolution adopted by the shareholders’ meeting on the basis that it was by the majority. A resolution is understood to have been imposed in an abusive manner when, rather than responding reasonably to a corporate need, the majority adopts the resolution in their own interests and to the unjustifiable detriment of the other shareholders.

made in contravention with (i) statutory rules or rules in the company’s articles concerning the adoption of resolutions; (ii) the standards of reasonableness and fairness as applicable between the shareholders and the company; or (iii) internal regulations such as by-laws of the board of directors (if any). The right to request reversal is barred one year after the shareholder was informed of, or could reasonably have taken cognisance of, the resolution.

Insofar as listed companies are concerned, resolutions adopted by the shareholders’ meeting may be challenged by absent or dissenting shareholders and by shareholders who abstained from voting, representing at least 1/1000 of the share capital (with voting rights).

Shareholders at the time when the resolution was taken (provided they hold at least 0.1% of the share capital in the case of listed companies), directors and interested third parties will be entitled to challenge shareholders’ meetings’ resolutions. In the event of resolutions contrary to public order, the right to contest would apply to any shareholders (even if they acquired such condition after the resolution was taken), and any director or third party.

Finally, Dutch corporate law provides a specific type of court proceedings whereby shareholders alone or in aggregate holding shares which represent the lower of (i) at least 10% of the issued share capital or (ii) EUR 225,000 of the nominal value of the issued shares, may request the Enterprise Chamber of the Amsterdam District Court to order an investigation into the policies pursued by the company.

Board of directors — appointment

With the exception of the first directors, who are appointed in the deed of incorporation of the company, directors are appointed by the shareholders’ meeting.

Pursuant to Spanish law, directors are appointed by the shareholders’ meeting, except in the case of co-option. For further information, please refer to the Section “Board of directors — removal — substitutions” below.

The shareholders’ meeting shall appoint the directors upon binding nomination by the board of directors.

A nomination by the board of directors will be binding. However, the shareholders’ meeting may deprive the nomination of its binding character by a resolution passed with a two-third majority of the votes validly cast without a quorum being required.

Directors may not be appointed for a period longer than three financial years, their mandate terminating as at the date of the shareholders’ meeting called to approve the financial statements relating to the last of such three financial years. Directors may be re-appointed.

Directors are elected to serve for a term of four years, and may be re-elected to serve for an unlimited number of terms of the same duration (bearing in mind that independent directors serving as such for more than twelve consecutive years may no longer be considered as independent).

Term of office of directors may not exceed a maximum period of four years a time. A director who ceases office is immediately eligible for reappointment.

The total number of directors is determined by the	The shareholders’ meeting should establish the	The total number of directors is determined by the

shareholders’ meeting.	number of directors of the board of directors, within the limits provided by the articles of association: eleven to nineteen members.	board of directors within the limits set forth in the articles of association.

The articles of association of Mediaset provide that the board of directors of Mediaset shall consist of seven to fifteen members.

The current board of directors of Mediaset is composed of fifteen members, as appointed by the shareholders’ meeting held on 27 June 2018. The board of directors will terminate upon approval of the financial statements as at the date of the shareholders’ meeting convened to approve the financial statements at 31 December 2020.

The current board of directors of Mediaset España is composed of thirteen members.

The articles of association of MFE provide that the board of directors of MFE (including executive directors and non-executive directors) shall consist of seven to fifteen members.

It is envisaged that, upon completion of the Merger, the board of directors of MFE will consist of 14 members.

Pursuant to Italian law, as the board of directors of Mediaset is composed by more than seven members, at least two members shall be qualified as “independent”; furthermore, the less-represented gender must obtain at least one third of the directors appointed.

	Pursuant to the articles of association, the number of external or non-executive members of the board of directors must be larger than the number of executive members.	The chairman of the board of directors of MFE, as foreseen in the articles of association of MFE, shall be a non-executive director and have the title “Senior Non-Executive Director”.

Pursuant to Italian law and the articles of association of Mediaset, members of the board of directors of Mediaset are appointed through a voting list system. A list may be submitted by shareholders or by the board of directors.

Pursuant to Spanish law and the articles of association of Mediaset España, the proposal of appointment or re-election of members of the board of directors corresponds to the Appointment and Remuneration Committee, in the case of independent directors, and to the board of directors itself in other cases. However, the proposed appointment or re-election of any non-independent director must be preceded by a report from the Appointment and Remuneration Committee.

After the Merger has been completed, the directors of MFE shall no longer be appointed via the voting list system Mediaset currently uses.

Board of directors — proportional representation right

The board of directors is appointed by the shareholders’ meeting based on lists, which may contain a maximum of fifteen candidates, each numbered consecutively from one to the number of candidates in the list. The lists may be

Mediaset España shareholders are entitled to appoint a number of directors proportional to the voting rights they hold (either individually or by pooling their voting shares) (derecho de representación proporcional).

There is no proportional representation right prescribed under Dutch company law or MFE’s articles of association.

submitted by the shareholders or by the board of directors.

Each shareholder (as well as shareholders belonging to the same group and shareholders who take part in a shareholders’ agreement) may present, or contribute to present, or vote one list, including through an intermediary or trust company.

Lists may only be presented by shareholders having voting rights and who, either alone or together with other shareholders, represent at least the percentage of the share capital, subscribed as at the date of submission of the list, established and published by Consob, which will be from time to time notified in the notice of shareholders’ meeting called upon to pass resolution on the appointment of the board of directors (for 2019, such percentage is equal to 1%).

In order to determine the minimum amount of shares required to present the lists, reference should be made to the shares that are registered in the shareholder’s name on the day the lists are filed at the company.

However, this does not mean that such appointment(s) will be automatic. The intention to exercise this right may be notified to the company at any time but its exercise is subject to the existence of vacancies in the board of directors.

Shareholders who exercise this right shall first notify the board of directors their pooled share capital at least five days prior to the general meeting of shareholders on which they intend to exercise this right. During the general shareholders meeting they should ratify their pooled share capital position and may not vote on the appointment of other directors.

A director appointed by a shareholder in exercise of this right may not be removed from office except by resolution of the general shareholders meeting with cause based on a severe conflict of interests between the company and the director or the shareholder who appointed it.

Board of directors — removal — substitutions

Pursuant to Italian law, directors may be removed from office by means of a resolution adopted by the shareholders’ meeting at any time. Should directors be removed from office without cause (giusta causa), they are entitled to claim compensation for damages.

Directors may be removed when it has been so decided at a shareholders’ meeting, even if such removal is not included on the agenda for such shareholders’ meeting and even if it is without cause.

The shareholders’ meeting has the power to suspend or remove directors from office at any time.

A resolution of the shareholders’ meeting to suspend or remove a director other than pursuant to a proposal by the board of directors requires a two-third majority of the votes validly cast without a quorum being required.

Pursuant to Italian law and the articles of association of Mediaset, should the board of directors be composed of a number of members	Should the board of directors be composed of a number of members below the one resolved upon by the shareholders’ meeting due to vacancies	If one or more seats are vacant, the remaining directors shall be entrusted with the management of MFE, it being nevertheless understood that, in below the one resolved upon by the shareholders’ meeting due to vacancies (that is to say, resignation or revocation), then the remaining directors shall replace vacant seats by appointing (without recourse to the voting list system) as many members as required to re-establish the number resolved upon by the shareholders’ meeting (cooptazione), conditional upon:

(i)                 such appointment being approved by the board of statutory auditors;

(ii)              the majority of the members of the board of directors still being appointed by the shareholders’ meeting; and

(iii)           the requirements relating to the composition of the board of directors (with respect to independent directors and gender representation) being fulfilled.

Directors appointed in accordance with the above hold their office until the next shareholders’ meeting.

(that is to say, resignation or revocation), then the remaining directors may designate — the so-called co-option (cooptación) — the person or persons who are to fill such positions until the next shareholders’ meeting is held. Pursuant to the articles of association of Mediaset España, directors appointed through co-option must be Mediaset España shareholders.

For further information, please refer to the Section “Board of directors — proportional representation right” above.

such a case, the board of directors shall have the power to appoint one or more persons to temporarily hold office.

Should vacancy of the majority of the members of the board of directors appointed by the shareholders’ meeting occur, then the board of directors as a whole shall be deemed as ceased. Remaining directors shall call a shareholders’ meeting with no delay.

Should vacancy of the entire board of directors occur, then the board of statutory auditors shall call the shareholders’ meeting with no delay. In the meantime, the board of statutory auditors is entrusted with the ordinary business.

If, due to resignations or other causes, the majority of directors appointed by the shareholders’ meeting should no longer hold office, a shareholders’ meeting will be convened on an urgent basis to appoint new directors. The term of office of the directors not reappointed at the shareholders’ meeting will be deemed to have expired at the end of the relevant meeting. In such an event the board of directors will have no binding nomination right.

Board of directors — resolutions

Pursuant to the articles of association of Mediaset, the board of directors may validly take resolutions if the majority of the directors in office are present	Pursuant to the articles of association of Mediaset España, the board of directors may validly take resolutions if the majority of the directors in office

and, in the absence of notice of meeting, if all the directors in office and the regular statutory auditors are present.	are present and, in the absence of notice of meeting, if all the directors in office are present. Voting in writing without actual meetings is only accepted when no director objects to this procedure.

Resolutions are adopted with the favorable vote of the majority of the directors who attend the meeting. In the event of a tie, the chairman’s vote shall prevail.

Resolutions shall be adopted by an absolute majority of the directors attending the relevant meeting, except otherwise provided by Spanish Law, the articles of association or, where applicable, the board of directors regulations. In this sense, when dealing with the permanent delegation of any power of the board of directors to an executive committee or to one or more managing directors, the appointment of the directors who hold such positions, the appointment of an executive chair of the board of directors, approval of contracts between executive directors and the company, the favorable vote of at least two thirds of the members of the board of directors is required. Furthermore, the amendment of the board of directors regulations requires the affirmative vote of two thirds of the members of the board of directors present or represented at the meeting.

Pursuant to Dutch law and the articles of association of MFE, all board of directors resolutions shall be passed by a majority vote of the directors (or their representatives) present at the meeting. Pursuant to articles of associations of MFE, a director may be represented only by another director and at each meeting a director may not act as representative for more than one director. Each director shall have one vote, save that resolutions will only be valid if the majority of the directors is present or represented at the meeting. If there is a tie in voting, the director having the title of Chairman has a decisive vote. The board of directors may designate types of resolutions which are subject to requirements deviating from the foregoing.

Pursuant to the articles of association of MFE, the board of directors of MFE shall be authorised to pass resolutions outside a meeting, provided that the proposal is submitted to all directors and none of them has objected to the relevant manner of adopting resolutions.

Resolutions adopted by the directors may be challenged:

(i)      by the board of statutory auditors and by absent or dissenting directors, if taken in violation of applicable law or of the articles of association; and

(ii)     by shareholders, if taken in prejudice of their rights.

Pursuant to Spanish law, directors may challenge resolutions passed by the board of directors or by any other management body. Similarly, such resolutions may be challenged by any shareholder or shareholders who represent 0.1% of the share capital in case of listed companies. The causes, procedural rules and effects of these challenges shall be subject to the same provisions as established for challenges against shareholder’s

Any MFE shareholder may challenge before the courts a resolution from the board of directors claiming that the resolution is null and void on the basis that it is in contravention with the law or the company’s articles of association. The provisions established under section “Challenge of shareholders’ meeting resolutions” above shall apply the same for these type of resolutions.

Insofar as listed companies are concerned, resolutions adopted by the directors may be challenged by shareholders representing at least 1/1000 of the share capital (with voting rights) within ninety days from (i) the date of approval, or (ii) the date of filing or (iii) the date of registration of the resolution challenged with the Companies’ Register, as the case may be.

meetings resolutions passed (except that they may be also based on a breach of the board of directors internal regulations).

Board of directors - Powers and duties

Pursuant to the articles of association of Mediaset, the board of directors is vested with all powers for the ordinary and extraordinary management of the company. It is therefore empowered to take all such actions as it deems necessary to attain the corporate purpose, with the exception of those actions reserved to the shareholders’ meeting by law.

Spanish law provides that the board of directors is responsible for the management, administration and representation of a company in respect of its business matters and for establishing, among other things, the strategic, accounting, organizational and financing policies of the company, subject to the provisions of the articles of association and except for those matters expressly reserved to the shareholders’ meetings.

The board of directors is responsible for the management of MFE.

The duty of the non-executive directors is to supervise the performance of duties by the executive directors as well as the general course of affairs of MFE and the business connected with it. The non-executive directors are also charged with the duties assigned to them pursuant to the law and the articles of association of MFE.

Pursuant to the articles of association of Mediaset, the board of directors shall have exclusive responsibility over, and may not delegate the following matters:

(i)      entering into any contract or legal relationship, that has a value that exceeds Euro 13,000,000.00, between the company and a shareholder (or companies that are part of the same group as the shareholder) holding an interest of more than 5% in the share capital; and

(ii)     entering into any contract or legal relationship that has a value that exceeds Euro 130,000,000.00.

Pursuant to the articles of association of Mediaset España, and among a number of matters provided by Spanish law and included in the articles of association of Mediaset España, the board of directors may not delegate under any circumstances the entering into any contract or legal relationship with a third party, that has a value that exceeds Euro 80,000,000.00.

 Pursuant to Dutch law and the articles of association of MFE, adoption of resolutions of the board of directors having an important impact on the identity or nature of MFE or its business shall be subject to the prior approval of the shareholders’ meeting.

Such resolutions include in any event:

(i)      the transfer of (nearly) the entire business of MFE to a third party;

(ii)     entering into or terminating a long term cooperation between MFE or a subsidiary (dochtermaatschappij) and another legal entity or company or as a fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of fundamental importance for MFE; and

(iii)    the acquisition or disposal of an interest in the capital of a company if the value of such interest is at least one third of the sum of the assets of MFE according to its balance sheet and explanatory notes or, if MFE prepares a consolidated balance sheet, its consolidated balance sheet and explanatory notes according to the last adopted annual accounts of MFE, by MFE or a subsidiary (dochtermaatschappij).

Pursuant to Italian law and the articles of association of Mediaset, the board of directors is also authorised to take resolutions relating to:	Pursuant to Spanish law and the articles of association of Mediaset España, the board of directors is also authorised to take resolutions, among others, relating to:

(i) mergers and demergers of a wholly-owned subsidiary of Mediaset with and into Mediaset; (ii) establishing or closing secondary offices;	(i) establishing or closing secondary offices; (ii) changing the registered address within the national territory;

(iii) indicating which directors have the power to represent the company;	(iii) indicating which directors have the power to represent the company;

(iv) reducing share capital if shareholders exercise their right of withdrawal;	(iv) reducing share capital if shareholders exercise their right of withdrawal;

(v) modifying the articles of association to adapt them to legislative changes;	(v) share capital increases, if authorized by the shareholders’ meeting; and

(vi) share capital increases, if authorized by the shareholders’ meeting.	(vi) issuance of bonds, if authorized by the shareholders’ meeting.

The authority to represent the company is vested with the chairman, the deputy chairman and the chief executive officer(s), acting severally.	The chief executive officer is solely authorised to represent the company on certain matters that have been delegated by the board of directors.	The chief executive officer and the director having the title of Chairman are solely authorised to represent the company.

Board of directors — Transactions involving conflicts of interest

Directors are required to avoid situations which could give rise to a conflict between their duties to the company and their private or other interests,

unless they have obtained the prior company’s consent.

There is a personal interest of a director in a matter when it affects him/her or a related party, and, for proprietary directors, when it affects the shareholder or shareholders which appointed him/her or proposed his/her appointment or to persons directly or indirectly related to them.

Pursuant to Italian law, should a director have any personal interest — whether on his/her own behalf or on behalf of third parties — with respect to a transaction to be carried out by the company, such director must inform the board of directors and the board of statutory auditors of such personal interest.

Should the chief executive officer have the mentioned personal interest, he must refrain from carrying out the transaction and delegate it to the board of directors. In such case, reasons to approve the transaction, as well as the benefit of the company from the same, shall result in the resolution of the board of directors.

Each member of the board of directors is required to report to the board of directors any circumstances that may give rise to a direct or indirect conflict of interest with the company. Members of the board of directors should abstain from engaging in commercial or professional transactions which may give rise to a conflict of interest, without having first informed and received approval from the board of directors, which shall request a report from the audit committee.

In any event, directors must refrain from participating in discussions and votes (including by way of proxy vote) on resolutions in which the director or a related person may have a direct or indirect conflict of interest.

A director cannot take part in a vote on a matter or transaction, in relation to which he/she has direct or indirect personal interest that is in conflict with the interests of MFE and the business connected with it.

Should (i) the board of directors adopt a resolution in violation of the above, or (ii) the said resolution be adopted with the casting vote of the interested director, provided however that the resolution at stake is detrimental to the company, such resolution may be challenged by absent or dissenting directors and by the board of statutory auditors within ninety days from the date of approval.

The resolution at stake may not be challenged by directors who voted in favor, provided that the information-related requirements described above are fulfilled.

The above shall not affect the rights acquired in good faith by third parties as a result of the said

Acts and contracts entered into by the directors in violation of their duty of loyalty may be challenged. For further information, please refer to the Section “Board of directors — resolutions” above.

resolution.

The directors involved are liable to the company for damages deriving from any act or omission in violation of the above provisions.	Directors shall be liable to the company for damages deriving from any act or omission in violation of their duty of loyalty.

All conflicts of interest involving directors will be disclosed in the financial statements.

Internal committees of the board of directors

Pursuant to the articles of association of Mediaset, the board of directors of Mediaset is entitled to delegate some of its duties to an executive committee (the Executive Committee), without prejudice to the duties that — pursuant to the law and the articles of association of Mediaset — shall be performed exclusively by the board of directors.

Pursuant to the articles of association of Mediaset España, the board of directors of Mediaset España is entitled to delegate some of its duties to an executive committee, without prejudice to the duties that — pursuant to the law and the articles of association of Mediaset España — shall be performed exclusively by the board of directors.

Pursuant to the articles of association of MFE, the board of directors can, within the limits set by the law, delegate its powers to individual members of the board of directors and/or to committees.

The chairman of the board of directors, the vice-chairman and the chief executive officer are entitled members of the Executive Committee. The members of the Executive Committee shall remain in office for the same period as their term of office as directors.

In any case, the chairman of the board of directors, the vice-chairman and the chief executive officer will be members of the executive committee. Other members shall be appointed following the prior proposal of the appointment and remuneration committee. The members of the executive committee shall remain in office for the same period as their term of office as directors.

In addition to the Executive Committee, as of today, the board of directors of Mediaset has established the following committees:

(i)      the “Control and Risk Committee”;

(ii)     the “Compensation Committee”;

(iii)    the “Governance and Appointment Committee”; and

(iv)   the “Independent Directors Committee for Related Parties”.

In addition to the executive committee, the board of directors must create, in any case, two internal consulting committees: the audit and compliance committee and the appointment and remuneration committee. As of today, the board of directors of Mediaset España has established such committees.

It is envisaged that MFE will establish an audit committee and a compensation and nominating committee.

Board of Directors — Liability

Pursuant to Italian law, directors shall perform their duties with the diligence and care required by the nature of their office and by their specific competences. Directors are jointly liable towards the company for damages occurred due to failure to comply with their duties. In any case, should directors be aware of prejudicial circumstances, they are jointly liable towards the company if they do not make their best effort to prevent such circumstances from occurring or to limit their harmful consequences.

Pursuant to Spanish law, directors are liable to the company, the shareholders and the creditors for any actions or omissions that are unlawful or contravene the articles of association and for failure to perform their legal and fiduciary duties diligently.

Subsequent ratification or approval by the shareholder’s meeting of any such act or omission (detrimental to the company) does not forego directors’ liability.

Pursuant to Spanish law, liability of the directors is joint and several, except to the extent any director can demonstrate that he or she did not participate in the decision-making process related to the relevant act or omission, was unaware of its existence or if being aware of it, he or she used his or her best efforts to mitigate any damages to the company or if he or she, at least, expressly opposed to such act or omission.

Directors may be claimed liable before the competent court upon initiative taken by the shareholders’ meeting (with the applicable majorities, as provided for by law) or, alternatively, by resolution adopted by the board of statutory auditors (with the favourable vote of two thirds of the members), within five years from their termination of office.

The liability action against directors shall be brought by the company pursuant to a shareholders’ meeting of decision, which may be adopted at the request of any shareholder even if not included on the agenda.

If a director is liable to the company, for example for a violation of his/her fiduciary duties, only the company may institute a lawsuit against him/her.

Derivative actions, where a shareholder is entitled to bring an action against directors or other third parties on behalf of a company, do not exist under Dutch law. Similarly, a shareholder cannot sue directors in his own name for a tort or breach of duties vis-à-vis the company.

The action against directors may be waived or settled upon resolution by the shareholders’ meeting, provided that dissenting shareholders do not represent more than 20% of the share capital or, insofar as listed companies are concerned, 5% of the share capital.

The shareholders’ meeting may settle or waive such action at any time, unless shareholders representing 3% of the share capital oppose to such settlement or waiver.

The resolution to bring an action against directors, if adopted with the favourable vote of at least 20%	The decision to bring an action or reach a settlement shall entail the removal of the relevant	Dutch law provides a specific type of court proceedings whereby shareholders alone or in

of the share capital, implies the revocation of directors from office and their replacement.	directors. The approval of the financial statements shall not preclude action for liability nor constitute a waiver of the action agreed or brought.

aggregate holding shares which represent the lower of (i) at least 10% of the issued share capital or (ii) EUR 225,000 of the nominal value of the issued shares, may request the Enterprise Chamber of the Amsterdam District Court to order an investigation into the policies pursued by the company. The complaint must relate to the “likely mismanagement” of the company. An important part of these proceedings is that, when the Enterprise Chamber orders an investigation, it has far-reaching powers to immediately take preliminary measures which may include among others measures such as to suspend or replace members of the board of directors.

If the Enterprise Court finds that there has been mismanagement, then, with the exception of appeal to the Supreme Court, its decision is binding upon the directors who have appeared in the proceedings and have set up a defence. The decision, however, does not automatically imply personal liability of the directors for mismanagement. Third parties (including shareholders) will have to prove the personal liability of the directors in separate legal proceedings.

Directors may be further claimed liable before the competent court upon initiative taken by shareholders representing at least 20% of the share capital or, insofar as listed companies are concerned, one fortieth of the share capital.

Shareholders representing 3% of the share capital (together or pooling shares with other shareholders) may bring corporate liability actions against directors when the board of directors fail to convene the shareholders’ meeting requested for these purposes, when the company does not bring said action within one month of the date of the adoption of the respective resolution, or when the shareholders’ meeting resolves against the claim for liability. Shareholders may initiate actions themselves without the need to convene a shareholders’ meeting that upholds the decision when the action is based on a failure to perform the duty of loyalty.

Directors may be finally claimed liable upon initiative of the creditors of the company for failing to comply with their obligations relating to safeguard the integrity of corporate assets.

In addition, company’s creditors may file a corporate claim for liability against directors if not brought by the company shareholders provided that the company has insufficient assets to repay its liabilities.

Without prejudice to the above, should single shareholders or creditors of the company be adversely (and directly) affected by resolutions adopted by the directors (only in case of wilful misconduct (dolo) or negligence), they are entitled to claim compensation for damages. Such action shall be brought within and no later than five years following the resolution at stake.

In addition, shareholders or third parties may bring individual liability claims against directors if the director’s acts or omissions are directly detrimental to their interests.

Actions for liability against directors, whether corporate or individual, shall expire four years from the day on which they could have first been exercised.

Indemnification of directors

Italian law requires Mediaset to reimburse its directors for legal costs incurred in order to defend themselves in civil and/or criminal proceedings, provided these expenses are incurred because of the performance of their duties for Mediaset. This principle does not apply in cases of wilful misconduct or gross negligence as established in a judgment res judicata.

	Mediaset España is authorised pursuant to its articles of association, to contract liabilities insurance for its directors.	The articles of association of MFE provide that, to the extent permissible by Dutch law, MFE will indemnify and hold harmless members of the board of directors against liabilities.

Disclosure of significant holdings

Any person whose shareholding in the share capital of a listed company reaches or crosses (whether exceeding or falling below) the threshold of 3%, 5%, 10%, 15%, 20%, 25%, 30%, 50%, 66.6%, and 90% shall notify both the company and Consob of its shareholding.

Consob may, provided that it is justified by needs to protect the investors, envisage — for a limited period of time — thresholds lower than 3% for companies with an elevated current market value and particularly extensive shareholding structure.

Any person who, either directly or indirectly through a controlled entity, acquires or transfers shares granting voting rights of a listed company is required to disclose to the relevant company as well as to the CNMV -by means of a standard form- the fact that the percentage of voting rights that it holds reaches, exceeds or falls below the following thresholds: 3.0%, 5.0%, 10.0%, 15.0%, 20.0%, 25.0%, 30.0%, 35.0%, 40.0%, 45.0%, 50.0%, 60.0%, 70.0%, 75.0%, 80.0% and 90.0% of the total voting rights of the company.

Any person who, directly or indirectly, acquires or disposes of shareholdings and/or voting rights in MFE must immediately give written notice to the AFM of such acquisition or disposal by means of a standard form if, as a result of such acquisition or disposal, the percentage of capital interest and/or voting rights held by such person reaches, exceeds or falls below the following thresholds: 3%, 5%, 10%, 15%, 20%, 25%, 30%, 40%, 50%, 60%, 75% and 95%.

The mentioned notification obligations also apply

The thresholds that trigger the reporting obligation are reduced to 1.0% and its successive multiples for persons resident in a jurisdiction defined under Spanish law as a “tax-haven” or in a jurisdiction that does not cooperate (i.e., exchange information) with the Spanish supervisory authorities.

Reporting obligations also apply with respect to members of the board of directors. They are obliged to disclose the shareholding they hold when they become or cease to be a director, and also at any time his/her shareholding changes.

with respect to shareholdings and/or voting rights held by members of the board of directors of MFE.

For the purpose of calculating the percentage of capital interest or voting rights, shares directly held, even if the voting rights are due or assigned to third parties or suspended, must be taken into account.

Furthermore, shares in relation to which a party is assigned or due voting rights are also considered investments where one of the following criteria or a combination of such, is met: (i) voting rights are due as pledgee or usufructuary; (ii) voting rights are due as depositary or third party account holder, as long as this right can be exercised at discretion; (iii) voting rights are due by virtue of power of attorney, as long as the right can be exercised at discretion with no specific instructions by the delegating party; (iv) voting rights are due on the basis of an agreement envisaging the provisional disposal of the same against consideration.

Regardless of the actual ownership of the shares, any individual or legal entity with a right to acquire, transfer or exercise voting rights granted by the shares, and any individual or legal entity who owns, acquires or transfers, whether directly or indirectly, other securities or financial instruments which grant a right to acquire shares with voting rights, will also have an obligation to notify the company and the CNMV of the holding of a significant stake in accordance with the regulations.

For the purpose of calculating the percentage of capital interest or voting rights, the following interests must, inter alia, be taken into account: (i) shares and/or voting rights directly held (or acquired or disposed of) by any person, (ii) shares and/or voting rights held (or, acquired or disposed of) by such person’s controlled entities or by a third party for such person’s account, (iii) voting rights held (or acquired or disposed of) by a third party with whom such person has concluded an oral or written voting agreement, (iv) voting rights acquired pursuant to an agreement providing for a temporary transfer of voting rights in consideration for a payment, and (v) shares which such person, or any controlled entity or third party referred to above, may acquire pursuant to any option or other right to acquire shares.

Therefore, Special Voting Shares shall be added to DutchCo Ordinary Shares for the purposes of calculating the above thresholds.

The reporting obligation shall also apply to shareholders and holders of financial instruments of issuers who have their shares admitted to trading for the first time on a Spanish regulated market.

Each person whose holding of capital interest or voting rights at the date DutchCo Ordinary Shares are initially listed on the Mercato Telematico Azionario or the Spanish Stock Exchanges amounts to three per cent (3%) or more of MFE’s issued and outstanding share capital, must notify the AFM of such holding without delay.

Voting rights attached to listed shares or to financial instruments which have not been notified pursuant to the notification obligations described above may not be exercised.

Unless the fact is a criminal offence, in the case of failure to disclose major shareholdings, as provided above, administrative sanctions may be imposed.

Failure to comply with these disclosure obligations may constitute a serious or very serious infringement under Spanish securities law and it may entail the imposition of administrative penalties and disqualification for managerial positions, as the case may be.

Non-compliance with these disclosure obligations is an economic offense and may lead to criminal prosecution. The AFM may impose administrative penalties for non-compliance, and will publish its decision to do so. In addition, a civil court can impose measures against any person who fails to notify or incorrectly notifies the AFM of matters required to be notified

Mandatory tender offers

Pursuant to Italian law, a mandatory tender offer addressed to all security holders on the totality of the securities admitted to trading on a regulated market shall be triggered in case anyone (following acquisitions or upon increase of its voting rights) holds a stake higher than 30% of the share capital or holds more than 30% of the voting rights. Furthermore, Italian law provides that a mandatory tender offer shall be triggered in case anyone, as a consequence of acquisitions, result to hold a stake higher than 25% of the share capital and no other shareholders has a higher participation of such stake.

Pursuant to Spanish law, a mandatory tender offer is required when a person gains control of a company listed on one of the Spanish Stock Exchanges.

Control of a target company by a person or by a group of persons acting in concert is deemed to exist where:

(i)             such person holds at least 30% of its voting rights, directly or indirectly; or

(ii)          such person holds a stake of less than 30% of its voting rights but appoints (within the twenty-four months following the last acquisition of shares) such number of directors as, taken together with any already appointed director, represent a majority of the target company’s board of directors.

Pursuant to Dutch law any person, acting individually or in concert with others, who acquires, directly or indirectly, a percentage equal to or in excess of 30% of the voting rights in a company listed on a regulated Dutch or European market will be obligated to make a public offer to acquire all shares in the company’s share capital.

In order to better safeguard the position of minority shareholders, article 43 of the articles of association of MFE includes mandatory bid provisions providing that predominant control means the right to exercise 25% or 30% of the voting rights and that the acquisition of predominant control in MFE as from the announcement date of the Merger (i.e. 7 June 2019) (calculated on the basis of the Exchange Ratios and the shareholdings held on such date) triggers the obligation to launch a public takeover bid.

The obligation to launch a mandatory tender offer does not apply if another shareholder (or other shareholders jointly) hold the majority of voting rights exercisable in the ordinary shareholders’ meeting.

The CNMV may authorise a person acquiring more than 30% of a target company’s voting rights (Shareholder A) not to launch a mandatory offer if another shareholder (Shareholder B) has an equal or larger stake in the target company. The CNMV’s authorisation will be subject to the following conditions: (i) Shareholder B not reducing its stake

The obligation does not apply to those who, individually or acting in concert with other persons, hold a percentage equal to or in excess of 30% of the voting rights of the company before the shares are admitted to listing and who continue to hold the same interest after listing.

in the target below Shareholder A’s stake; and (ii) Shareholder A not appointing more than half of the members of the target company’s board of directors. If authorisation is not granted, or the conditions are not fulfilled, Shareholders A must launch an offer for the target company within three months, unless the stake in excess of 30% is sold within that period and, in the meantime, voting rights are not exercised.

It is expected that prior to the MFE shares’ admission to listing, major shareholder Fininvest S.p.A. will hold more than 30% of the voting rights in MFE; therefore, major shareholder will be exempt from public offer obligations at the time of admission to listing, and that the same exemption will continue to apply for the entire period in which major shareholder’s interest represents more than 30% of the voting rights of MFE.

Pursuant to Italian law, unless approved by the shareholders’ meeting, Italian listed companies whose securities form the object of a tender offer shall abstain from the use of protective measures that could oppose the achievement of the objectives of such tender offer. The articles of association may differ, wholly or in part, from such provision.

The articles of association of Mediaset do not contain a specific provision in this respect.

From a Spanish legal viewpoint, protective measures can essentially be of two kinds: measures set out in the articles of association and measures in contracts entered into between the company and third parties as well as those arising from shareholders agreements.

In the event that a company which has protective measures in place in its articles of association or within shareholders’ agreements is the target company of a mandatory tender offer, Spanish law enables shareholders acting at the shareholders’ meeting to approve the neutralisation of such measures (the so-called breakthrough rule), in which case any shareholders whose rights have been neutralised or otherwise adversely affected shall be entitled to receive compensation at the target company’s expense.

Once a mandatory tender offer is announced, the “passivity rule” is triggered and the implementation by the board of directors or the senior management of the target company and its

Pursuant to Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch statutory law and Dutch case law.

MFE articles of association provide for provisions that may have the effect of making a takeover less attractive, including:

•                  a provision that the directors may only be appointed by the general meeting of shareholders upon a binding by the board of directors, which can be set aside by a two-thirds majority of the votes validly cast at a meeting with no quorum being required;

•                  a provision that the directors may only be removed by the general meeting by at least two-thirds majority of the votes validly cast at a meeting with no quorum being required; and

•                  a requirement that certain matters,

subsidiaries of specific “frustrating actions” (and generally, any anti-takeover decision) would require the approval of the shareholders of the target company if the decision may prevent the success of the mandatory tender offer.

including an amendment of MFE articles of association, may only be brought to the general meeting of shareholders for a vote upon a proposal by the board of directors.

Buy-Out Procedure

Any person becoming holder of a quota exceeding ninety per cent (90%) of the issued share capital of an Italian listed company shall be committed to squeeze-out the remaining by any holder thereof unless a float sufficient to ensure regular trading performance is not restored within ninety days.

A shareholder who, for its own account, holds at least ninety-five per cent (95%) of the issued share capital of MFE may institute court proceedings before the Dutch Commercial Register against minority shareholders in order to acquire their shares. Upon granting of the claim for the squeeze-out, the Dutch Commercial Register determines the price to be paid for the shares. If necessary, the purchase price is determined upon an opinion released by an expert (or a panel of three experts) appointed by the Dutch Commercial Register.

Following a public offer, a holder of at least ninety-five per cent (95%) of the issued share capital of an Italian listed company shall have the right to acquire the shares of the minority shareholders within three months after the end of the acceptance period of the public offer, if the intention to exercise said right was declared in the public offer document.

Following a public offer, the offeror that has come to hold at least 90% of the voting capital of the offeree company as a consequence of a takeover bid accepted by 90% of the addressees thereof, will have the right to require the minority shareholders and the holders of the other securities that did not accept the offer to sell to the offeror all of their shares and other securities (squeeze-out).

Following a public offer, a holder of at least ninety-five per cent (95%) of the issued share capital as well as at least ninety-five per cent (95%) of the voting rights of MFE has the right to acquire the shares of the minority shareholders. In order to do so, the relevant shareholder must file a request with the Dutch Commercial Register within three months after the end of the acceptance period of the public offer.

Following a public offer, a holder of at least ninety-five per cent (95%) of the issued share capital of an Italian listed company shall be committed to squeeze-out of the remaining securities should any other party so request.

Where more than one class of securities is issued, the commitment to squeeze-out shall subsist only for classes of securities for which the ninety-five per cent (95%) threshold is reached.

By way of fair reciprocity, following a public offer, under the same conditions, minority shareholders have the right to force the offeror to purchase their securities (sell-out).

Conversely, each minority shareholder has the right to request the Dutch Commercial Register that the holder of at least ninety-five per cent (95%) of the issued share capital as well as at least ninety-five per cent (95%) of the voting rights of MFE purchases its shares in such case. The relevant claim must be filed with the Dutch Commercial Register within three (3) months after the end of the acceptance period of the public offer.

Qualified obligations of the shareholders

The articles of association of Mediaset do not provide for any specific dispositions relating to defensive measures.	The articles of association of Mediaset España do not provide for any specific dispositions relating to defensive measures.

The articles of association of MFE provides for certain specific dispositions, and namely:

•                      the prohibition for shareholders — whether on their own or together with persons acting in concert — to hold, at any time, directly or indirectly, a participation in MFE representing a percentage of DutchCo Ordinary Shares and/or of voting rights which: (i) is in excess of the percentage permitted by any provision of law (including laws safeguarding media pluralism and antitrust law) which is applicable to (a) MFE and/or (b) any of its group companies, and/or (c) shareholders of MFE and/or (d) Mediaset and/or Mediaset España, as legal predecessors of MFE; and/or (ii) is in violation of a decision, issued by any authority, which is applicable to (a) MFE and/or (b) any of its group companies, and/or (c) shareholders of MFE, and/or (d) Mediaset and Mediaset España, as legal predecessors of MFE (the Qualified Shareholding Obligation);

•                  the obligation, on part of any shareholder of MFE, to always act in compliance with any contractual arrangements relating to the DutchCo Ordinary Shares held by such shareholder which is effective between such shareholder and MFE (including, for the avoidance of doubt, any contractual arrangements inherited by MFE from Mediaset and/or Mediaset España — and originally relating to shares issued by the same — as legal predecessors) (the Contractual Obligation);

•                  the possibility that the board of directors of

MFE resolves to suspend the voting rights (as well as the rights to participate at the general meetings of MFE) attached to DutchCo Ordinary Shares — or to Special Voting Shares, if received — held by shareholders acting in violation of the Qualified Shareholding Obligation and/or the Contractual Obligation.